Exhibit 10.1

Deal CUSIP:  55342TAP2

Facility CUSIP: 55342TAQ0

SYNDICATED FACILITY AGREEMENT

among

MPT OPERATING PARTNERSHIP, L.P.

and

EVOLUTION TRUSTEES LIMITED AS TRUSTEE OF MPT AUSTRALIA REALTY TRUST,

as Borrowers

MEDICAL PROPERTIES TRUST, INC.,

and

Certain Subsidiaries of Medical Properties Trust, Inc. or MPT Operating Partnership, L.P.,

as Guarantors

The Several Lenders and other Entities from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent

CITIZENS BANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

SUNTRUST BANK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

Dated as of May 23, 2019

BofA SECURITIES, INC.,

CITIZENS BANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

SUNTRUST ROBINSON HUMPHREY, INC.

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

BofA SECURITIES, INC.,

as Sole Bookrunner

Table of Contents

SECTION 1. DEFINITIONS	1
1.1 Defined Terms	1
1.2 Other Definitional Provisions	32
1.3 Exchange Rates; Currency Equivalents; Interest Rates	33
1.4 [Reserved]	33
1.5 [Reserved]	33
1.6 Times of Day	33
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS	33
2.1 Delayed Draw Term Commitments	33
2.2 Procedure for Borrowing	33
2.3 [Reserved]	34
2.4 [Reserved]	34
2.5 [Reserved]	34
2.6 [Reserved]	34
2.7 [Reserved]	34
2.8 Unused Fees, etc	34
2.9 Termination or Reduction of Commitments	35
2.10 Prepayments	35
2.11 Repayment of Loans	35
2.12 Continuation Options	36
2.13 Limitations on Eurodollar Tranches	36
2.14 Interest Rates and Payment Dates	36
2.15 Computation of Interest and Fees	37
2.16 Inability to Determine Interest Rate	37
2.17 Pro Rata Treatment and Payments	38
2.18 Requirements of Law	39
2.19 Taxes	40
2.20 Indemnity	44
2.21 Change of Lending Office	44
2.22 Replacement of Lenders	45
2.23 Incremental Commitments	45
2.24 Defaulting Lenders	47
2.25 Joint and Several Liability	48
2.26 Limitation of Liability of MPT Australia Trustee	50
SECTION 3. [RESERVED]	50

-i-

SECTION 4. REPRESENTATIONS AND WARRANTIES	50
4.1 Financial Condition	51
4.2 No Change	51
4.3 Existence; Compliance with Law	51
4.4 Power; Authorization; Enforceable Obligations	52
4.5 No Legal Bar	52
4.6 Litigation	52
4.7 No Default	52
4.8 Ownership of Property; Liens	52
4.9 Intellectual Property	53
4.10 Taxes	53
4.11 Federal Regulations	53
4.12 Labor Matters	53
4.13 ERISA	53
4.14 Investment Company Act; Other Regulations	54
4.15 Subsidiaries	54
4.16 Use of Proceeds	54
4.17 Environmental Matters	54
4.18 Accuracy of Information, etc	55
4.19 Anti-Corruption Laws and Sanctions	56
4.20 Solvency	56
4.21 Reserved	56
4.22 Status of Holdings	56
4.23 Properties	56
4.24 EEA Financial Institutions	56
4.25 Australian Trustees	57
SECTION 5. CONDITIONS PRECEDENT	57
5.1 Conditions to Effectiveness of Agreement	57
5.2 Conditions to Funding on the Funding Date	59
5.3 Conditions to Each Extension of Credit	61
SECTION 6. AFFIRMATIVE COVENANTS	61
6.1 Financial Statements	61
6.2 Certificates; Other Information	62
6.3 Payment of Obligations	63
6.4 Maintenance of Existence; Compliance	63
6.5 Maintenance of Property; Insurance	64
6.6 Inspection of Property; Books and Records; Discussions	64
6.7 Notices	64
6.8 Environmental Laws	65
6.9 Distributions in the Ordinary Course.	65
6.10 Additional Guarantors; Additional Unencumbered Properties	66
6.11 Notices of Asset Sales, Encumbrances or Dispositions	66

-ii-

6.12 Maintenance of Ratings	67
6.13 Use of Proceeds	67
6.14 Trustee Conduct	67
SECTION 7. NEGATIVE COVENANTS	68
7.1 Financial Condition Covenants	68
7.2 Indebtedness	69
7.3 Liens	70
7.4 Fundamental Changes	72
7.5 Disposition of Property	73
7.6 Restricted Payments	74
7.7 Acquisition Documents	75
7.8 Investments	75
7.9 [Reserved]	75
7.10 Transactions with Affiliates	75
7.11 Sales and Leasebacks	76
7.12 Swap Agreements	76
7.13 Changes in Fiscal Periods	76
7.14 Negative Pledge Clauses	76
7.15 Clauses Restricting Subsidiary Distributions	77
7.16 Lines of Business	77
SECTION 8. EVENTS OF DEFAULT	77
SECTION 9. THE AGENTS	82
9.1 Appointment	82
9.2 Delegation of Duties	82
9.3 Exculpatory Provisions	83
9.4 Reliance by Administrative Agent	83
9.5 Notice of Default	83
9.6 Non-Reliance on Agents and Other Lenders	84
9.7 Indemnification	84
9.8 Agent in Its Individual Capacity	84
9.9 Successor Administrative Agent	85
9.10 Other Agents	85
9.11 Certain ERISA Matters	85
SECTION 10. MISCELLANEOUS	86
10.1 Amendments and Waivers	86
10.2 Notices	87
10.3 No Waiver; Cumulative Remedies	90
10.4 Survival	90
10.5 Payment of Expenses and Taxes	91
10.6 Successors and Assigns; Participations and Assignments	92
10.7 Adjustments; Set‑off	96
10.8 Counterparts; Integration; Effectiveness; Electronic Execution	97

-iii-

10.9 Severability	97
10.10 Integration	98
10.11 Governing Law	98
10.12 Submission To Jurisdiction; Waivers	98
10.13 Acknowledgements	99
10.14 Releases of Guarantees	99
10.15 Confidentiality	99
10.16 WAIVERS OF JURY TRIAL	100
10.17 USA PATRIOT Act	100
10.18 [Reserved]	100
10.19 Headings	100
10.20 Interest Rate Limitation	101
10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	101
10.22 Australian Interest Withholding Tax	101
10.23 Acknowledgement Regarding Any Supported QFCs	103

-iv-

SCHEDULES:

EGL	Eligible Ground Leased Property
ES	List of Subsidiaries of Operating Partnership
PUP	Pooled Unencumbered Properties
SG	Subsidiary Guarantors
1.1A	Loan Commitments
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.23(a)	Properties
4.23(b)	Unencumbered Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Borrowing Request
E-2	Form of Continuation Notice
F	Form of U.S. Tax Compliance Certificates

-v-

SYNDICATED FACILITY AGREEMENT (this “Agreement”), dated as of May 23, 2019, among MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”), EVOLUTION TRUSTEES LIMITED (ABN 29 611 839 519), an Australian public company, as trustee of MPT AUSTRALIA REALTY TRUST, a subsidiary trust of the Operating Partnership organized and existing under the laws of Australia (“MPT Australia” and, collectively, with the Operating Partnership, the “Borrowers” and each a “Borrower”), MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITIZENS BANK, N.A., JPMORGAN CHASE BANK, N.A., SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents (in such capacities, the “Co-Syndication Agents”) and BANK OF AMERICA, N.A., as administrative agent.

WHEREAS, the Borrowers have requested that the Lenders provide a delayed draw term loan facility; and

WHEREAS, the Lenders are willing to do so on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

Section 1.  DEFINITIONS

1.1  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2012 Senior Unsecured Note Indenture”:  the Indenture dated as of February 17, 2012 entered into by the Operating Partnership and MPT Finance Corp. in connection with the issuance of the 2012 Senior Unsecured Notes in the principal amount of $350,000,000, together with all instruments, supplements and other agreements entered into by the Operating Partnership and MPT Finance Corp. in connection therewith.

“2012 Senior Unsecured Notes”:  the 6.375% Senior Notes due 2022 issued by the Operating Partnership pursuant to the 2012 Senior Unsecured Note Indenture.

“2013 Senior Unsecured Note Indenture”:  the Indenture dated as of October 10, 2013, as supplemented through the date hereof, entered into by the Operating Partnership and MPT Finance Corp. in connection with the issuance of the 2013 Senior Unsecured Notes in the principal amount of €200,000,000 and the 2014 Senior Unsecured Notes in the principal amount of $300,000,000, together with all instruments, supplements and other agreements entered into by the Operating Partnership and MPT Finance Corp. in connection therewith.

“2013 Senior Unsecured Notes”:  the 5.750% Senior Notes due 2020 issued by the Operating Partnership pursuant to the 2013 Senior Unsecured Note Indenture.

“2014 Senior Unsecured Notes”: the 5.50% Senior Notes due 2024 issued by the Operating Partnership pursuant to the 2013 Senior Unsecured Note Indenture.

“Acquired Properties”:  as defined in Section 4.16.

“Acquisition”:  as defined in Section 4.16.

“Acquisition Agreement Representations”: such of the representations and warranties made by any of Healthscope Ltd. and/or one or more affiliates thereof, as sellers, in the Acquisition Documents that are material to the interests of the Lenders, but solely to the extent that Holdings has (or an affiliate of Holdings has) the right to terminate its obligations under the Acquisition Agreements, or to decline to consummate the Acquisition pursuant to the Acquisition Documents, as a result of a breach of such representations and warranties.

“Acquisition Agreements”:  the Commitment Deed, the Bilateral Deed and the Acquisition Commitment Letter, together with all schedules, exhibits and other attachments thereto, as amended through the Funding Date.

“Acquisition Commitment Letter”:  the Commitment Letter dated January 28, 2019 between VIG Bidco Pty Limited (ACN 631 041 938) and the Operating Partnership.

“Acquisition Documents”:  the Acquisition Agreements, together with all agreements and instruments entered into in connection with the Acquisition Agreements.

“Additional Credit Extension Amendment”:  an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrowers.

“Additional Senior Unsecured Indentures”:  the 2012 Senior Unsecured Note Indenture, the 2013 Senior Unsecured Note Indenture and any other indenture entered into by the Operating Partnership and its Subsidiaries in connection with the issuance of the Additional Senior Unsecured Notes, together with all instruments and other agreements entered into by the Operating Partnership and its Subsidiaries in connection therewith.

“Additional Senior Unsecured Notes”:  the 2012 Senior Unsecured Notes, the 2013 Senior Unsecured Notes, the 2014 Senior Unsecured Notes and any other senior unsecured notes issued by the Operating Partnership that are pari passu with the Obligations and that are in an amount that would not cause a violation of any covenant set forth in Section 7.1 or any other provision of this Agreement after giving pro forma effect to the incurrence of the Indebtedness under such notes.

“Adjusted NOI”:  for any fiscal period, the NOI (or pro rata share of NOI from any Real Property owned by an unconsolidated Subsidiary or joint venture of the Operating Partnership) from any Real Property and adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease term.

“Administrative Agent”:  Bank of America, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”:  an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Party”:  as defined in Section 10.2(d)(ii).

“Agents”:  the collective reference to the Co-Syndication Agents and the Administrative Agent.

“Agreement”:  as defined in the preamble hereto.

“Anti-Corruption Laws”:  all laws, rules, and regulations of any jurisdiction applicable to any Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977.

“Applicable Margin”:  the rate per annum set forth in the Pricing Grid.

“Approved Fund”:  as defined in Section 10.6(b)(ii).

“Arrangers”:  the financial institutions listed as “Joint Lead Arrangers” and “Sole Bookrunner” on the cover page to this Agreement in such capacities.

“Assignee”:  as defined in Section 10.6(b)(i).

“Associate”: as defined in section 128F(9) of the Income Tax Assessment Act 1936 (Cth) (Australia).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“AUD”:  the lawful currency of the Commonwealth of Australia.

“Australian Corporations Act”:  the Corporations Act 2001 (Cth) (Australia).

“Australian AML Act”: the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) (Australia).

“Australian Tax Act”: the Income Tax Assessment Act 1936 (Cth) (Australia).

“Australian Withholding Tax”: any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Income Tax Assessment Act 1936 (Cth) (Australia) or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth) (Australia).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, Controller, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Australia or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Bilateral Deed”:  the Bilateral Deed dated January 28, 2019 between VIG Bidco Pty Limited (ACN 631 014 938) and the Operating Partnership.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrowers as a date on which the Borrowers request the Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, AUD, the term “Business Day” shall also exclude any day on which banks are not open for general business in Sydney, Australia.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests in a limited liability company, and beneficial interests in a trust, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, or (i) in the case of any Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes; provided that such Investments shall only be included in Total Asset Value if they are freely available to be repatriated to the Operating Partnership without adverse tax or accounting consequences.

“Cash Management Services”:  any cash management services that are entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such services are entered into.

“CFC”:  a controlled foreign corporation under Section 957 of the Code.

“Change in Law”:  the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges”: as defined in Section 10.20.

“Closing Date”:  the date hereof.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the Delayed Draw Term Commitment and any Incremental Commitments of such Lender.

“Commitment Deed”:  the Commitment Deed dated February 1, 2019 between Healthscope Limited ACN 144 840 639 and the Operating Partnership.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Operating Partnership within the meaning of Section 4001 of ERISA or is part of a group that includes the Operating Partnership and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communications”:  as defined in Section 10.2(d)(ii).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Net Worth”:  as of any date of determination for Holdings and its Subsidiaries on a consolidated basis, consolidated shareholder’s equity (as reported on the consolidated balance sheet of Holdings in accordance with GAAP) minus assets of Holdings and its Subsidiaries that are considered to be intangible assets under GAAP (other than SFAS 141 Intangibles).

“Construction-in-Process”:  cash expenditures for land and improvements with respect to Development Properties determined in accordance with GAAP.

“Continuing Directors”:  the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election or appointment to the board of directors of Holdings is made by, or at the direction of, at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controller”: as defined in section 9 of the Australia Corporations Act.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Credit Party”:  the Administrative Agent or any Lender.

“Credit Rating”:  the publicly announced senior unsecured credit rating of the Operating Partnership given by Moody’s, S&P or Fitch.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) is the Subsidiary of a Parent that has become the subject of a Bankruptcy Event or a Bail-In Action.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(e)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Delayed Draw Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Delayed Draw Term Loans to the Borrowers in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A.  The initial aggregate amount of the Delayed Draw Term Commitments is AUD1,200,000,000.

“Delayed Draw Term Commitment Period”:  the period from and including the Funding Date to the Delayed Draw Termination Date.

“Delayed Draw Term Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Funding Date, the aggregate amount of such Lender’s Delayed Draw Term Commitments at such time, (b) during the Delayed Draw Term Commitment Period, the sum of (i) such Lender’s Delayed Draw Term Commitment then in effect and (ii) the aggregate then unpaid principal amount of such Lender’s Loans and (c) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Delayed Draw Term Facility”:  the Commitments and the Loans made thereunder.

“Delayed Draw Term Lender”:  each Lender that has a Delayed Draw Term Commitment or that holds a Delayed Draw Term Loan.

“Delayed Draw Term Loan”:  as defined in Section 2.1.

“Delayed Draw Term Loan Maturity Date”:  May 23, 2024.

“Delayed Draw Term Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Delayed Draw Term Exposure at such time to the Delayed Draw Term Exposures of all Lenders at such time.

“Delayed Draw Termination Date”:  the earliest of (a) the six-month anniversary of the Closing Date, (b) the date on which the fourth (4th) borrowing of Delayed Draw Term Loans (if any) is made by the Borrowers, and (c) the date of termination of the commitment of each Delayed Draw Term Lender to make Delayed Draw Term Loans pursuant to Section 2.1.

“Development Property”:  a Real Property owned by the Operating Partnership or one of its Subsidiaries on which the construction of a medical building of a type consistent with the Operating Partnership’s business strategy has commenced.  Such Real Property shall be treated as a Development Property until construction is completed and a certificate of occupancy (or its equivalent in the applicable jurisdiction) has been issued.

“Discharged”: Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption in accordance with the terms of the instrument governing such Indebtedness (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain customary conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof and including any disposition of property to a Divided LLC pursuant to an LLC Division.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: (a) (i) a prospective assignee or successor administrative agent (other than a Lender or an Affiliate of a Lender) which is a REIT investing primarily in healthcare properties (including, without limitation, hospitals) and (ii) which as of any date of determination has been designated by the Borrowers as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Electronic System) not less than ten (10) Business Days prior to such date (provided that “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time), or (b) an Affiliate of such REIT that is clearly identifiable as such based solely on the similarity of its name.

“Disqualified Institution List”:  as defined in Section 10.6(g)(iv).

“Divided LLC”: any limited liability company that has been formed upon consummation of an LLC Division.

“Dollar Equivalent”:  at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in AUD, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with AUD.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Operating Partnership organized under the laws of any jurisdiction within the United States.

“EBITDA”:  for any fiscal period for any Person, consolidated net income (or loss) before interest, taxes, depreciation and amortization, calculated for such period on a consolidated basis in conformity with GAAP, excluding gains and losses from extraordinary, unusual or non-recurring items, acquisition costs for completed acquisitions, write-offs of straight-line rent related to sold assets, asset sales or write-ups/write-downs and forgiveness of indebtedness.

“EBITDAR”:  for any fiscal period for any Person, EBITDA of such Person plus rent or operating lease expense of such Person, calculated for such period on a consolidated basis in conformity with GAAP.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”:  an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”:  any electronic system, including e-mail, e-fax, Intralinks®,  ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee”:  (a) a Lender or any Affiliate or Approved Fund of such Lender, or (b) a bank, trust company, finance company, insurance company or any other Person that is regularly engaged in making, purchasing or investing in loans of a type similar to the Loans; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (w) Holdings, any Borrower or any of their respective Subsidiaries or Affiliates, (x) any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (y) any Defaulting Lender or (z) any Disqualified Institution.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  means the rate per annum equal to the Bank Bill Swap Reference Bid Rate, or a comparable or successor rate which rate is approved by the Administrative Agent in its reasonable discretion, as published on the applicable Bloomberg screen page (or such other page or commercially available source providing such quotations as may be designated by the Administrative Agent from time to time after consultation with Borrowers) at or about 10:30 a.m. (Sydney, Australia time) on the Rate Determination Date with a term equivalent to the relevant Interest Period; provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice, (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, and (iii) if the Eurodollar Rate determined in accordance with the foregoing shall be less than zero, such rate shall be deemed to be zero.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 8(k)(i).

“Excluded Foreign Subsidiary”:  any (i) Foreign Subsidiary that is a CFC, (ii) Subsidiary substantially all the assets of which consist of direct or indirect equity or debt investments in one or more Foreign Subsidiaries that are CFCs, and (iii) Subsidiary of a Subsidiary described in the foregoing clauses (i) and (ii).

“Excluded Swap Obligation”:  with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing OpCo Credit Agreement”:  that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 1, 2017, among Holdings, the Operating Partnership, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties party thereto.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any intergovernmental agreement implementing the foregoing) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Payment Date”:  the first Business Day following the last day of each March, June, September and December and the Delayed Draw Term Loan Maturity Date.

“Fitch”:  Fitch, Inc.

“FFO”:  as defined in the definition of Normalized Adjusted FFO.

“Foreign Lender”:  as to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary”:  any Subsidiary of the Operating Partnership that is not a Domestic Subsidiary.

“Funding Date”:  the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied (or waived in accordance with Section 10.1).

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Operating Partnership and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Operating Partnership shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrowers and their respective Subsidiaries.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by Holdings, each Borrower and any Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Operating Partnership in good faith.

“Guarantors”:  the collective reference to Holdings and any Subsidiary Guarantors.

“Healthscope Investment”:  the Investment by the Borrowers or their Subsidiaries in VIG Bidco Pty Limited and/or its affiliates or investment vehicles made in connection with the Acquisition in accordance with  the terms of the Acquisition Documents.

“Holdings”:  as defined in the preamble hereto.

“Immaterial Subsidiary”:  any Subsidiary of the Operating Partnership that (x) does not own or lease an Unencumbered Property and (y) on a consolidated basis with its respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, have an aggregate net equity value of $75,000,000 or less.

“Impacted Loans”: as defined in Section 2.16(a).

“Implementation Deed”:  the Implementation Deed dated February 1, 2019 between Healthscope Limited ACN 144 840 639, VIG Bidco Pty Limited (ACN 631 014 938) and BCP VIG Holdings LP.

“Increased Amount Date”:  as defined in Section 2.23(a).

“Incremental Commitments”:  as defined in Section 2.23(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (k) all obligations in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes) and (l) such obligor’s liabilities, contingent or otherwise of the type set forth in (a) through (h) above, under any joint-venture, limited liability company or partnership agreement, and (m) all obligations of such Person in respect of Swap Agreements, valued at the Swap Termination Value thereof.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (u) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (v) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Acquisition, (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) prepaid or deferred revenue and deferred tax liabilities.  Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent postclosing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee”: as defined in Section 10.5.

“Information”: as defined in Section 10.15.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Australia, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”:  for any fiscal period, an amount equal to the sum of the following with respect to all Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP, plus (ii) all capitalized interest determined in accordance with GAAP (including the Borrowers’ pro rata share thereof for unconsolidated Subsidiaries and joint ventures), excluding, to the extent included in Interest Expense above, (A) the amount of such Interest Expense of any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Net Operating Income (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Net Operating Income), as determined on a consolidated basis in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Commitments) and (v) any amount not payable in cash.

“Interest Payment Date”:  (a) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (b) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or continuation date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrowers in their notice of borrowing or notice of continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is four Business Days prior to the last day of the then current Interest Period; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)the Borrowers may not select an Interest Period with respect to any Loan that would extend beyond the Delayed Draw Term Loan Maturity Date;

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Loan during an Interest Period for such Loan.

“Investment Grade Rating”:  a Credit Rating of BBB- or better from S&P or a Credit Rating of Baa3 or better from Moody’s.

“Investments”:  as defined in Section 7.8.

“IRS”:  the United States Internal Revenue Service.

“Lease Coverage Ratio”:  for any person or property for any period, the ratio of EBITDAR for such person or property for such period to the aggregate rent payable under leases with respect to such person or property for such period.

“Lender Swap Agreement”:  any Swap Agreement that is or was entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Agreement is entered into.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC Division”: the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Notes, the fee agreements described in Section 2.8(b), and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  Holdings, each Borrower and any Subsidiary Guarantors.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Operating Partnership and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.20.

“Median”:  Median Kliniken S. à r.l. together with its subsidiaries, affiliates and participations.

“Median Investment”:  any Investment made by the Operating Partnership or its Subsidiaries, directly or indirectly, in Median.

“Moody’s”:  as defined in the definition of Cash Equivalents.

“Mortgage Note”:  as defined in the definition of Total Asset Value.

“MPT Australia”: as defined in the preamble hereto.

“MPT Australia Trustee”: Evolution Trustees Limited (ACN 611 839 519).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and in respect of which a Borrower or a Commonly Controlled Entity participates or is required to make contributions with respect thereto.

“Net Cash Proceeds”:  in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Operating Income” (“NOI”):  for any fiscal period, and with respect to any Real Property, the total rental and other operating income from the operation of such Real Property (including proceeds of rent loss or business interruption insurance) after deducting all expenses and other proper charges incurred by the Group Members in connection with the operation of such Real Property during such fiscal period, including, without limitation, property operating expenses paid by a Group Member, real estate taxes and bad debt expenses paid by a Group Member, but before payment or provision for Total Fixed Charges, income taxes, and depreciation, amortization, and other non-cash expenses of a Group Member, all as determined in accordance with GAAP. In the case of Real Property owned by Affiliates of the Operating Partnership which are not wholly-owned by the Operating Partnership, Net Operating Income shall be reduced by the amount of cash flow of such Affiliate allocated for distribution to the other owners of such Affiliate.

“New Lender”:  as defined in Section 2.23(a).

“New Loan”:  as defined in Section 2.23(a).

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Nonrecourse Indebtedness”: with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Normalized Adjusted FFO”:  for any fiscal period, “funds from operations” (or “FFO”) of the Group Members as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that FFO shall (a) be based on net income after payment of distributions to holders of preferred partnership units in the Operating Partnership and distributions necessary to pay holders of preferred stock of Holdings and (b) at all times exclude (i) charges for impairment losses, (ii) stock-based compensation, (iii) write-offs or reserves of straight-line rent related to sold assets, (iv) amortization of debt costs, (v) non-recurring charges and (vi) any costs, fees and expenses related to acquisitions.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers or any other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any document with respect to Cash Management Services, any Lender Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Offshore Associate”:  an Associate (a) which is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or (b) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, and, in either case, which does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

“Operating Partnership”: as defined in the preamble hereto.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).  Notwithstanding the foregoing, for purposes of this Agreement the term “Other Connection Taxes” does not include Australian Withholding Taxes.

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Rate”: for any day, the rate of interest per annum at which overnight deposits in AUD, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”:  as defined in Section 10.6(c)(i).

“Participant Register”:  as defined in Section 10.6(c)(i).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investments”:

(a)	Investments made by the Operating Partnership or the Subsidiaries as a result of consideration received in connection with any disposition or transfer of assets permitted under Section 7.5;
(b)	extensions of trade credit in the ordinary course of business;
(c)	Investments in cash and Cash Equivalents;
(d)	Guarantee Obligations permitted by Section 7.2;
(e)

loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;

(f)	Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;
(g)

Investments in tenants and any Investments made pursuant to a RIDEA Structure in an aggregate amount not to exceed the greater of (x) $1,000,000,000 and (y) 15% of Total Asset Value at any one time outstanding, so long as such Investment does not cause an Event of Default;

(h)	obligations under Swap Agreements otherwise permitted under this Agreement;

(i)	intercompany Investments by any Group Member in any Borrower or any Person that, prior to such or upon the making of such investment, is a Wholly Owned Subsidiary of any Borrower;
(j)

any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(k)	Investments in Subsidiaries (other than Wholly Owned Subsidiaries of a Borrower) and joint ventures, so long as such Investment does not cause an Event of Default;
(l)

Investments consisting of acquisitions of real property or Mortgage Notes receivable (including any such acquisitions effected through acquisition, merger, or consolidation of a Person that will become a Subsidiary) consistent with the Borrowers’ business strategy, so long as such Investment does not cause an Event of Default;

(m)	additional Investments not to exceed the greater of (x) $350,000,000 and (y) 5.0% of Total Asset Value at any time outstanding, so long as such Investment does not cause an Event of Default;
(n)

pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(o)

any Investment acquired by Holdings, any of the Borrowers or any of their Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by Holdings, any Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by Holdings, any Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(q)

any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by Holdings, the any of the Borrowers and any of their Subsidiaries in connection with such plans;

(r)	the Median Investment;
(s)	any transaction (other than any Investment specifically limited by the above clauses (a) through (r)) which constitutes an Investment to the extent permitted by Section 7.10; and
(t)	the Healthscope Investment.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which a Borrower or a Commonly Controlled Entity is at such time (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pooled Unencumbered Properties”:  the Unencumbered Properties consisting of (a) as of the Closing Date, those properties set forth on Schedule PUP for which the underlying leases relating to such properties are cross-defaulted, and (b) after the Closing Date, such other additional or replacement Unencumbered Properties for which the underlying leases relating to such properties are cross-defaulted and which are reasonably acceptable to the Administrative Agent for addition to Schedule PUP from time to time.

“Pricing Grid”:  the table set forth below (the “Ratings Based Pricing Grid”).

Range of Credit Ratings (S&P/Moody’s/ Fitch Ratings)	Applicable Margin (% per annum)
A-/A3 or higher	0.85%
BBB+/Baa1	0.90%
BBB/Baa2	1.00%
BBB-/Baa3	1.25%
below BBB-/Baa3 or unrated	1.65%

For purposes of the Pricing Grid, if at any time the Operating Partnership has two (2) Credit Ratings, the Applicable Margin shall be the rate per annum applicable to the highest Credit Rating; provided that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Applicable Margin shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating.  If at any time the Operating Partnership has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used.  If at any time the Operating Partnership has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Margin shall be the rate per annum applicable to such Credit Rating.  If the Operating Partnership does not have a Credit Rating from either Moody’s or S&P, the Applicable Margin shall be the rate per annum applicable to a Credit Rating of “below BBB-/Baa3 or unrated” in the table above.

Initially, the Applicable Margin shall be the rate per annum applicable to a Credit Rating of “BBB-/Baa3” in the table above. Thereafter, each change (if any) in the Applicable Margin shall be effective immediately as of the date on which any of the rating agencies announces a change in the Credit Rating or the date on which the Operating Partnership no longer has a Credit Rating from one of the rating agencies or the date on which the Operating Partnership has a Credit Rating from a rating agency that had not provided a Credit Rating for the Operating Partnership on the day immediately preceding such date, whichever is applicable.

“Projections”:  as defined in Section 6.2(b).

“Properties”:  as defined in Section 4.17(a).

“Property Owning Subsidiary”:  a Subsidiary of the Operating Partnership that owns or leases any Real Property.

“PTE”:  a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rate Determination Date”:  two (2) Business Days prior to the commencement of an Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Ratings Based Pricing Grid”: as defined in the definition of “Pricing Grid”.

“Real Property”:  any real property owned or ground-leased by a Group Member.

“Recipient”:  (a) the Administrative Agent, and (b) any Lender, as applicable.

“Recourse Indebtedness”: any Indebtedness that is not Nonrecourse Indebtedness.

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“REIT”:  a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.

“Related Parties”:  with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, subject to Section 2.24(b), the holders of more than fifty percent (50%) of the Delayed Draw Term Facility.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, chief operating officer, managing director, controller, treasurer, vice president or secretary of Holdings, the sole member of the general partner of the Operating Partnership, but in any event, with respect to financial matters, the chief financial officer or controller of Holdings, the sole member of the general partner of the Operating Partnership.

“Restricted Payments”:  as defined in Section 7.6.

“Revaluation Date”:  with respect to any Loan, each of the following:  (i) each date of a borrowing of a Eurodollar Loan, (ii) each date of a continuation of a Eurodollar Loan denominated pursuant to Section 2.12, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“RIDEA”:  REIT Investment Diversification and Empowerment Act of 2007, as amended.

“S&P”:  as defined in the definition of Cash Equivalents.

“Sanctioned Country”:  at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person”:  at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”:  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Debt Reserve”: as defined in Section 7.1(c).

“Secured Indebtedness”:  the portion of Total Indebtedness which is secured by a Lien on any Real Property, personal property, Capital Stock or other assets.

“Secured Leverage Ratio”:  as defined in Section 7.1(c).

“Senior Note Indenture”:  the Indenture dated as of July 14, 2006 entered into by the Operating Partnership and Holdings in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Operating Partnership or Holdings in connection therewith.

“Senior Notes”:  the senior notes of the Operating Partnership issued pursuant to the Senior Note Indenture.

“Significant Acquisition”:  any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more Group Members of properties or assets of a Person (or the Capital Stock of a Person) for a purchase price in excess of 5% of Total Asset Value or its foreign currency equivalent.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  a “Change of Control” or “Designated Event” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture or any Additional Senior Unsecured Indentures.

“Specified Jurisdictions”:  Germany, the United Kingdom, Australia, Canada, Switzerland, Japan, Spain, Italy, Ireland, Austria, France and such other countries, or such territories of the United States, as are proposed by the Borrowers and approved by the Administrative Agent.

“Specified Representations”:  the representations and warranties set forth in Section 4.3(a), Section 4.4, Section 4.11, Section 4.14, Section 4.16, Section 4.18(b), Section 4.19, and Section 4.20.

“Spot Rate”:  for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from Reuters, Bloomberg another financial institution designated by the Administrative Agent if the Person acting in such capacity so elects.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company, trust or other entity of which shares of stock, units or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, trust or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Operating Partnership.

“Subsidiary Guarantor”:  (a) each Property Owning Subsidiary, other than any Excluded Foreign Subsidiary, that provides a Guarantee Agreement so that the Real Property owned or leased by such Subsidiary shall qualify as an Unencumbered Property and (b) each Subsidiary of Holdings or the Operating Partnership that is a guarantor of Indebtedness arising under the Existing OpCo Credit Agreement.  The Subsidiary Guarantors on the Closing Date are listed on Schedule SG.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of their Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”:  with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreements relating to such Swap Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in a bankruptcy or insolvency proceeding against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“TARGET2”:  the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value”:  an amount equal to the sum, without duplication, of (i) the undepreciated cost (after taking into account any impairments) of all Real Properties that are 100% fee owned or ground-leased by the Group Members (other than Development Properties), plus (ii) the pro-rata share of the undepreciated cost (after taking into account any impairments) of all Real Properties that are less than 100% fee owned or ground-leased by the Group Members (other than Development Properties), plus (iii) unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000; provided that, for purposes of calculating the Total Leverage Ratio, no such unrestricted cash and Cash Equivalents will be added to Total Asset Value if such unrestricted cash and Cash Equivalents have been deducted from Total Indebtedness in the Total Leverage Ratio or from Secured Indebtedness in the Secured Leverage Ratio, plus (iv) the book value of (A) notes receivable of the Group Members which are secured by mortgage Liens on real estate and which are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies (“Mortgage Notes”), (B) notes receivable of Group Members (1) under which the obligor (or the guarantor thereof) is the operator of a medical property for which a Group Member is the lessor or mortgagee, (2) which are cross-defaulted to the lease or Mortgage Note held by such Group Member, (3) which are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods, and (4) which are not in a principal amount in excess of $15,000,000 per note and are set forth in a schedule provided to the Administrative Agent (provided that not more than $50,000,000 of Total Asset Value may be attributable to notes receivable described in this clause (B)), (C) notes receivable in the original principal amount of approximately $93,200,000 evidencing the acquisition loan in connection with the acquisition of Ernest Health, Inc., (D) notes receivable in the original principal amount of approximately €100,000,000 evidencing the Median Investment so long as such notes are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods, and (E) to the extent outstanding on or prior to November 1, 2019, notes and loan receivables evidencing the Healthscope Investment so long as such notes or loans are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods, plus (v) the book value (after taking into account any impairments) of equity or debt investments in unconsolidated subsidiaries and joint ventures (in an amount not to exceed 10% of Total Asset Value), plus (vi) the book value (after taking into account any impairments) of Construction-in-Process for all Development Properties (in an amount not to exceed the greater of $200,000,000 and 7% of Total Asset Value), all as determined on a consolidated basis in accordance with GAAP.

“Total EBITDA”:  for any fiscal period, total EBITDA of the Group Members and the Operating Partnership’s pro rata share of EBITDA of unconsolidated Subsidiaries and joint ventures of the Group Members.

“Total Fixed Charges”:  for any fiscal period, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Total Indebtedness (but excluding any balloon, bullet, or similar payments due at maturity and principal payments with respect to intercompany Indebtedness between the Operating Partnership and its Wholly Owned Subsidiaries), plus (iii) all dividend payments due to the holders of any preferred shares of beneficial interest of Holdings and all distributions due to the holders of any limited partnership interests in the Operating Partnership other than (a) limited partner distributions based on the per share dividend paid on the common shares of beneficial interest of Holdings (including the Operating Partnership’s pro rata share thereof for unconsolidated Subsidiaries and joint ventures), (b) redemption payments or charges in connection with the redemption of preferred Capital Stock and (c) dividends or distributions paid or payable to the Operating Partnership or any of its Subsidiaries.

“Total Indebtedness”:  all Indebtedness of the Group Members and the Operating Partnership’s pro rata share of all Indebtedness of unconsolidated Subsidiaries and joint ventures of the Operating Partnership.

“Total Leverage Ratio”:  as defined in Section 7.1(a).

“Trade Date”: as defined in Section 10.6(g).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as a Eurodollar Loan.

“Unencumbered Asset Value”:  an amount equal to the sum without duplication of (i) the undepreciated cost (after taking into account any impairments) of those Unencumbered Properties (other than Development Properties) that are 100% fee owned or ground leased by the Operating Partnership, a Subsidiary Guarantor or a Wholly Owned Subsidiary of the Operating Partnership, plus (ii) the pro rata share of the undepreciated cost (after taking into account any impairments) of those Unencumbered Properties (other than Development Properties) that are at least 51% owned by the Operating Partnership, directly or indirectly, plus (iii) the book value of unencumbered Mortgage Notes so long as (A) the real estate securing such Mortgage Note meets the criteria for an Unencumbered Property (other than clauses 1, 3 and 7 of the definition thereof) that is not a Development Property, (B) such Mortgage Note is not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies and (C) such Mortgage Note is owned by a Borrower, a Subsidiary Guarantor or a Wholly Owned Subsidiary of a Borrower that is not liable for any Recourse Indebtedness, plus (iv) unrestricted cash and Cash Equivalents in excess of $10,000,000; provided that, for purposes of calculating the Unsecured Leverage Ratio, no such unrestricted cash and Cash Equivalents will be added to Unencumbered Asset Value if such unrestricted cash and Cash Equivalents have been deducted from Unsecured Indebtedness in the Unsecured Leverage Ratio, plus (v) the book value (after taking into account any impairments) of Construction-in-Process for all Development Properties that are Unencumbered Properties (in an amount not to exceed the greater of $200,000,000 and 7% of Unencumbered Asset Value), all, except for clause (ii), as determined on a consolidated basis in accordance with GAAP;

provided that (A) not more than 30% of Unencumbered Asset Value shall be attributable to Mortgage Notes, (B) not more than 15% of Unencumbered Asset Value may be attributable to any single Unencumbered Property, (C) not more than 40% of Unencumbered Asset Value may be attributable to Unencumbered Properties and Mortgage Notes for which a single Person is the tenant or obligor (and where any tenant or obligor is a joint venture in which a Person holds an interest, only such Person’s pro-rata share of the Unencumbered Asset Value attributable to the Unencumbered Property or Mortgage Note owned by such joint venture shall be counted against such Person for purposes of this clause (C)), (D) not more than 30% of Unencumbered  Asset Value may be attributable to Unencumbered Properties that are not wholly-owned by a Borrower or a Guarantor; provided further that not more than 20% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are at least 51% owned by a Borrower, directly or indirectly, but less 90% owned by a Borrower, directly or indirectly, (E) not more than 15% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are ground-leased by a Borrower or a Guarantor, (F) not more than 15% of Unencumbered Asset Value, in the aggregate, may be attributable to single Unencumbered Properties that have a Lease Coverage Ratio for the most recent four quarters of less than 1.50 to 1.0 or Pooled Unencumbered Properties which have an aggregate Lease Coverage Ratio for the most recent four quarters of less than 1.50 to 1.0; provided that such limitation shall cease to apply if the Operating Partnership achieves and maintains an Investment Grade Rating, (G) not more than 40% of Unencumbered Asset Value, in the aggregate, may be attributable to Unencumbered Properties located in Specified Jurisdictions (provided that not more than 20% of Unencumbered Asset Value, in the aggregate, may be attributable to Unencumbered Properties located in Specified Jurisdictions other than Germany and the United Kingdom), and (H) not more than 10% of Unencumbered Asset Value, in the aggregate, may be attributable to any Real Property leased to a tenant that is subject to any Bankruptcy Event.

“Unencumbered NOI”:  for any fiscal period, the sum of (a) the total Adjusted NOI attributable to all Unencumbered Properties for such period plus (b) the net income attributable to any unencumbered Mortgage Notes that are included in the calculation of Unencumbered Asset Value.

“Unencumbered Property”:  any Real Property that meets each of the following criteria as of the date of determination (with each such Real Property that meets such criteria being treated as an Unencumbered Property herein):

1.

Such Real Property is either (i) 100% fee owned or ground leased (with a remaining term of at least 25 years (except for the Real Property described on Schedule EGL which shall have a remaining ground lease term of at least 20 years) and the ability to qualify for financing under traditional long term financing terms and conditions), by (x) a Borrower, (y), a Subsidiary Guarantor or (z) a Property Owning Subsidiary that is a Wholly Owned Subsidiary of the Operating Partnership that is not a Subsidiary Guarantor and that is not liable for any Recourse Indebtedness (whether secured or unsecured, and including any Guarantee Obligations in respect of indentures or otherwise) or (ii) at least 51% owned by the Operating Partnership, directly or indirectly, so long as the Operating Partnership exclusively controls the sale and financing of such Real Property.

2.

Such Real Property is improved with one or more completed medical buildings of a type consistent with the Operating Partnership’s business strategy, unless such Real Property is a Development Property.

3.

Such Real Property is not directly or indirectly subject to any Lien (other than Liens permitted under clauses (a), (b), (c), (d), (e), (g) and (h) of Section 7.3) or any negative pledge agreement or other agreement that prohibits the creation of a Lien.

4.	The representations in Section 4.17 are true with respect to such Real Property.
5.	The buildings and improvements on such Real Property are free of material defects which would materially decrease the value of such Real Property.
6.

Such Real Property is located in the United States or a Specified Jurisdiction; provided if such Real Property is located in a Specified Jurisdiction and the Foreign Subsidiary that is the owner or lessee of such Real Property is not a Subsidiary Guarantor, then such Real Property shall only be treated as an Unencumbered Property if such Subsidiary does not have any Recourse Indebtedness.

7.

Such Real Property is subject to a triple-net lease with a tenant, the tenant under such lease is not in default in the payment of base rent after giving effect to applicable cure periods, and such tenant is not in bankruptcy under Chapter 7 of the U.S. Bankruptcy Code, the Australian Corporations Act or similar insolvency liquidation proceedings of a country other than the United States, unless such Real Property is a Development Property.

“United States”:  the United States of America.

“Unsecured Debt Reserve”:  as defined in Section 7.1(f).

“Unsecured Indebtedness”:  the outstanding principal amount of Total Indebtedness that is not secured by a Lien on any Real Property, personal property, Capital Stock or other assets.

“Unsecured Interest Expense”:  for any fiscal period, the amount of actual Interest Expense on Unsecured Indebtedness.

“Unsecured Leverage Ratio”:  as defined in Section 7.1(f).

“Unused Fee”:  as defined in Section 2.8.

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.19(f)(ii)(B)(3).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2  Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3  Exchange Rates; Currency Equivalents; Interest Rates(a).  (a)  The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the Loans.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate.”

1.4  [Reserved].

1.5  [Reserved].

1.6  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1  Delayed Draw Term Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make up to four loans (each such loan, a “Delayed Draw Term Loan”) to the Borrowers from time to time in AUD on any Business Day during the Delayed Draw Term Commitment Period in an aggregate amount not to exceed such Lender’s Delayed Draw Term Commitment.  The Delayed Draw Term Loans shall be Eurodollar Loans.  Amounts paid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.

2.2  Procedure for Borrowing.  The Borrowers shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, four (4) Business Days prior to the requested Borrowing Date, specifying the amount to be borrowed, the requested Borrowing Date and the initial Interest Period applicable to such Delayed Draw Term Loan, which shall be a period contemplated by the definition of “Interest Period”).  Upon receipt of such notice the Administrative Agent shall promptly notify each Delayed Draw Term Lender thereof.  Not later than 11:00 A.M., Sydney time, on the Funding Date and each other date that a Delayed Draw Term Loan is to be made, each Delayed Draw Term Lender shall make available to the Administrative Agent at the Funding Office an amount in AUD in immediately available funds equal to the Delayed Draw Term Loan to be made by such Lender.  The Administrative Agent shall credit the account of the Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Delayed Draw Term Lenders in immediately available funds.

If no Interest Period is specified with respect to any requested Eurodollar Tranche, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a borrowing request in the form of Exhibit E and in accordance with this Section, the Administrative Agent shall advise each Delayed Draw Term Lender of the details thereof and of the amount of such Delayed Draw Term Lender’s Delayed Draw Term Loan to be made.

Each Delayed Draw Term Loan shall be made by the Delayed Draw Term Lenders ratably in accordance with their applicable Delayed Draw Term Commitments; provided that the failure of any Delayed Draw Term Lender to make its Delayed Draw Term Loan shall not in itself relieve any other Delayed Draw Term Lender of its obligation to lend hereunder (it being understood, however, that no Delayed Draw Term Lender shall be responsible for the failure of any other Delayed Draw Term Lender to make any Delayed Draw Term Loan required to be made by such other Delayed Draw Term Lender).  Eurodollar Loans comprising any Delayed Draw Term Loan shall be in an aggregate principal amount that is an integral multiple of AUD1,000,000 and not less than AUD5,000,000.

Subject to Sections 2.16 and 2.18, each Eurodollar Tranche shall be comprised entirely of Eurodollar Loans as the Borrowers may request in accordance herewith.  Each Delayed Draw Term Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Delayed Draw Term Lender to make such Delayed Draw Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Delayed Draw Term Loan in accordance with the terms of this Agreement.  Borrowings of Delayed Draw Term Loans of more than one Type may be outstanding at the same time, subject to Section 2.13.  For purposes of the foregoing, Eurodollar Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to continue, any Eurodollar Tranche if the Interest Period requested with respect thereto would end after the Delayed Draw Term Loan Maturity Date.

2.3  [Reserved].

2.4  [Reserved].

2.5  [Reserved].

2.6  [Reserved].

2.7  [Reserved].

2.8  Unused Fees, etc.

(a) The Borrowers agree to pay to the Administrative Agent, for the account of each Delayed Draw Term Lender, a per annum unused line fee (the “Unused Fee”) equal to 0.25% times the actual daily amount by which the Delayed Draw Term Facility exceeds the outstanding amount of Delayed Draw Term Loans (determined at the Spot Rate for purposes of clause (a)(i) below) during the period commencing on the Closing Date and ending on the Delayed Draw Termination Date.  The Unused Fee shall be payable in arrears as follows:

(i)on the Funding Date, in Dollars; and

(ii)on each Fee Payment Date and on the Delayed Draw Termination Date, commencing on the first such date to occur after the Funding Date, in AUD.

(b)  The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9  Termination or Reduction of Commitments.

(a)  Prior to the Delayed Draw Termination Date, the Borrowers shall have the right to terminate the Delayed Draw Term Commitments or, from time to time, to reduce the amount of the Delayed Draw Term Commitments.  Any such reduction shall be in an amount equal to AUD5,000,000, or a whole multiple of AUD1,000,000 in excess thereof, and shall reduce permanently the Delayed Draw Term Commitments then in effect.  The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Term Commitments under this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Delayed Draw Term Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Delayed Draw Term Commitments shall be permanent.  Each reduction of the Delayed Draw Term Commitments shall be made ratably among the Lenders in accordance with their respective Delayed Draw Term Commitments.

(b)  The Delayed Draw Term Commitment of a Delayed Draw Term Lender shall be automatically and permanently reduced by the amount of each Delayed Draw Term Loan made by such Lender.  The aggregate unfunded Delayed Draw Term Commitments shall be automatically and permanently reduced to zero on the earlier of (i) the Delayed Draw Termination Date and (ii) the date the aggregate Delayed Draw Term Loans made by all Delayed Draw Term Lenders equals the aggregate amount of the Delayed Draw Term Commitments.

2.10  Prepayments.  The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, four Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of AUD5,000,000 or a whole multiple of AUD1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

2.11  Repayment of Loans.

(a)  The Borrowers promise to repay all outstanding Loans on the Delayed Draw Term Loan Maturity Date or such earlier date as required herein.

(b)  Amounts to be applied in connection with prepayments of Loans made pursuant to Section 2.10 shall be applied to the prepayment of Loans. Each prepayment of the Loans under Section 2.10 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12  Continuation Options.

(a)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable written notice to the Administrative Agent substantially in the form of Exhibit E-2, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans (or, if none is specified, one month), provided, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations then all Loans shall be continued with an Interest Period of one month.  Upon receipt of any such notice (or any such automatic continuation) the Administrative Agent shall promptly notify each relevant Lender thereof.  During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Loans be prepaid on the last day of the then current Interest Period with respect thereto.

2.13  Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings and continuations of Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to AUD5,000,000 or a whole multiple of AUD1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

2.14  Interest Rates and Payment Dates.

(a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all overdue outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at the same rate that a Loan with a one month Interest Period (commencing on the date such amount was payable) would bear under the circumstances described in clause (i) above; in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).

(c)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand of the Administrative Agent.

2.15  Computation of Interest and Fees.

(a)  Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on Loans shall be calculated on the basis of a 365-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16  Inability to Determine Interest Rate.  (a) If in connection with any request for a Eurodollar Loan or a continuation thereof, (i) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan (in each case with respect to this clause (i), an “Impacted Loan”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason  the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Operating Partnership and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) until the Administrative Agent or, in the case of a determination by the Required Lenders described in clause (ii) of the preceding sentence, until the Administrative Agent upon instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for an Impacted Loan, or a continuation of Impacted Loans; failing such a revocation by the Borrowers, the Borrowers will be deemed to have (i) converted such request into a request for a Loan bearing interest at a per annum rate equal to the Alternative Rate applicable to the relevant Impacted Loan plus the Applicable Margin (in the case where an Alternative Rate for such Impacted Loan has been established) or (ii) revoked their request for such Impacted Loan (in the case where an Alternative Rate for such Impacted Loan has not been established).

(b)  Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.16(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans (each such rate established, an “Alternative Rate”), in which case, such Alternative Rate shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 2.16(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Operating Partnership that such Alternative Rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such Alternative Rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Operating Partnership written notice thereof.

2.17  Pro Rata Treatment and Payments.

(a)  Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any unused fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Delayed Draw Term Percentages of the Lenders.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c)  [reserved].

(d)  All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim.  All payments shall be made prior to 12:00 Noon, Sydney time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in AUD (or in the case of fees payable pursuant to Section 2.8, in Dollars) and in immediately available funds.  Except as otherwise expressly provided herein, all payments made by the Borrowers hereunder with respect to principal and interest on Loans shall be made to the Administrative Agent, for the account of the respective Lenders, on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrowers are prohibited by any Requirement of Law from making any required payment hereunder in AUD, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the AUD payment amount.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, the applicable Lender and the Borrowers agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the Eurodollar Rate then applicable to Loans with an Interest Period of one month (with the deemed commencement of such Interest Period being determined by the Administrative Agent in its reasonable discretion for purposes of determining the appropriate Eurodollar Rate).  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)  Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(g)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.7(b), Section 2.7(c), Section 2.17(d), Section 2.17(e), Section 3.4(a) or Section 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18  Requirements of Law.  (a)  If any Change in Law:

(i)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or hold applicable any reserve, special deposit, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)shall impose on such Lender or the London interbank market any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements or ratios shall have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such holding company for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Notwithstanding this Section 2.19, an increase in the sum payable by any Loan Party shall not be required by reason of a deduction or withholding for or on account of Australian Withholding Tax to the extent that the deduction or withholding is required as a result of any representation or warranty given by BofA Securities, Inc. or any Lender under Section 10.22 being untrue or incorrect.

(b)  Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  an executed IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival.  Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)  Defined Terms.  For purposes of this Section 2.19, the term “applicable law” includes FATCA.

2.20  Indemnity.  The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses) that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period pursuant to a request by the Borrowers under Section 2.22, or (e) any failure by the Borrowers to make payment of any Loan (or interest due thereon) on its scheduled due date or any payment thereof in a different currency.  In the case of a Eurodollar Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Eurodollar Rate that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  This Section 2.20 shall not apply with respect to Taxes other than Taxes that represent losses, costs or expenses arising from any non-Tax claims.

2.21  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22  Replacement of Lenders.  The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19 or (b) becomes a Defaulting Lender or a Non-Consenting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23  Incremental Commitments.

(a)  Incremental Facilities.  On one or more occasions at any time after the Closing Date, the Borrowers may by written notice to the Administrative Agent elect to request an increase to the existing Commitments (any such increase, the “Incremental Commitments”), by up to an aggregate amount not to exceed AUD550,000,000 for all Incremental Commitments (so that the sum of the Commitments plus the principal amount of Delayed Draw Term Loans made hereunder does not exceed AUD1,750,000,000).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrowers propose that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent.  The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrowers, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of AUD25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that the Lenders will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Lender so approached fails to respond within such ten (10) Business Day period after its receipt of such request, such Lender shall be deemed to have declined to provide such Incremental Commitments, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Lender”) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrowers and the Administrative Agent (such approval not to be unreasonably withheld or delayed).

The terms and provisions of any Incremental Commitments shall be identical to the existing Commitments.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (i) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (x) no Default or Event of Default shall exist and (y) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 6.1, the Borrowers would have been in compliance with the financial covenants set forth in Section 7.1; (ii) the representations and warranties made or deemed made by the Borrowers in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); (iii) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (x) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary (or, in the case of MPT Australia organized under the laws of Australia (or any of its jurisdictions), a  director) of all corporate or other necessary action taken by each of the Borrowers to authorize such Incremental Commitments, (y) customary opinions of counsel (which may be in substantially the same forms as delivered on the Closing Date) addressed to the Administrative Agent and the Lenders, and (z) if requested by any New Lender, Notes executed by the Borrowers, payable to such New Lender; and (iv) (x) upon the reasonable request of any Lender or New Lender made at least ten days prior to the applicable Increased Amount Date, the Borrowers shall have provided to such Lender or New Lender, and such Lender or New Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Australian AML Act and the Beneficial Ownership Regulation, in each case at least five days prior to the Increased Amount Date and (y) at least five days prior to the applicable Increased Amount Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender or New Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

On any Increased Amount Date during the Delayed Draw Term Commitment Period, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Delayed Draw Term Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Delayed Draw Term Lenders, at the principal amount thereof (together with accrued interest), such interests in the Delayed Draw Term Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Delayed Draw Term Loans will be held by existing Delayed Draw Term Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Delayed Draw Term Commitments, (b) each Incremental Commitment shall be deemed for all purposes a Delayed Draw Term Commitment and each Loan made thereunder shall be deemed, for all purposes, a Delayed Draw Term Loan and (c) each New Lender shall become a Lender with respect to its Incremental Commitment and all matters relating thereto.

On any Increased Amount Date on or after the Delayed Draw Term Commitment Period, subject to the satisfaction of the foregoing terms and conditions, (i) each New Lender shall make a Loan to the Borrowers (a “New Loan”) in an amount equal to its Incremental Commitment, and (ii) each New Lender shall become a Lender hereunder with respect to the Incremental Commitment and the New Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrowers’ notice of each Increased Amount Date and in respect thereof (y) the Incremental Commitments and the New Lenders, and (z) in the case of each notice during the Delayed Draw Term Commitment Period, the respective interests in such Delayed Draw Term Lender’s Delayed Draw Term Loans, in each case subject to the assignments contemplated by this paragraph.

The fees payable by the Borrowers to Lenders upon any such Incremental Commitments shall be agreed upon by the Administrative Agent and the Borrowers at the time of such increase.

The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrowers, the New Lenders and the Administrative Agent, and each of which shall be recorded in the Register.  Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23, subject to the approval of the Borrowers (which approval shall not be unreasonably withheld or delayed).

2.24  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unused portion of the Delayed Draw Term Commitment of such Defaulting Lender pursuant to Section 2.8;

(b)  the Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Delayed Draw Term Loan Maturity Date applicable to such Defaulting Lender shall require the consent of such Defaulting Lender;

(c)  [reserved]

(d)  [reserved]

(e)  In the event that the Administrative Agent and the Borrowers each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Delayed Draw Term Percentage.

2.25  Joint and Several Liability.

(a)  Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder or under any Loan Document as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d)  The obligations of each Borrower under the provisions of this Section 2.25 constitute the absolute, irrevocable and unconditional, full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)  Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made pursuant to this Agreement, notice of the occurrence of any Default or Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders, or any of them, under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders, or any of them, at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders, or any of them, in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, or any of them, with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.25, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.25, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or the Administrative Agent or any Lender, or any of them.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Administrative Agent or any Lender, or any of them.

(f)  The provisions of this Section 2.25 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 2.25 shall remain in effect until all of the Obligations shall have been indefeasibly paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated and in effect as though such payment had not been made.

(g)  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, to the extent the obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States and the Australian Corporations Act).

(h)  Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against the other Borrower with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Documents is hereby expressly made subordinate and junior in right of payment, including without limitation, as to any increases in the Obligations, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor.

Each Borrower hereby appoints the Operating Partnership to act as its agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agrees that (i) the Operating Partnership may execute such documents on behalf of the Borrowers as the Operating Partnership deems appropriate in its sole discretion and the Borrowers shall be obligated by all of the terms of any such document executed on their behalf, (ii) any notice or communication delivered by the Administrative Agent or any Lender to the Operating Partnership shall be deemed delivered to each Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Operating Partnership on behalf of the Borrowers.

2.26  Limitation of Liability of MPT Australia Trustee.

(a)  MPT Australia Trustee enters into and performs this document and the transactions contemplated by it only as trustee of MPT Australia Realty Trust and in no other capacity.  To the extent permitted by law, the liability of MPT Australia Trustee to pay any amount or satisfy any obligation under or in connection with this document is limited to the extent to which MPT Australia Trustee is actually indemnified out of the assets of MPT Australia.  This limitation applies despite any other provision of this document and extends to all liabilities and obligations of MPT Australia Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this document or its performance.

(b)  No party to this document may sue MPT Australia Trustee in any capacity other than as trustee of MPT Australia, seek the appointment of a receiver, liquidator, administrator or other similar person to MPT Australia Trustee or seek to prove in any liquidation, administration or arrangement of or affecting MPT Australia Trustee other than in its capacity as trustee of MPT Australia Trustee and in respect of the assets of MPT Australia from which MPT Australia Trustee is actually indemnified.

(c)  The provisions of this Section 2.26 do not apply to any obligation or liability of MPT Australia Trustee to the extent that MPT Australia Trustee’s right to be indemnified out of the assets of MPT Australia Trustee has been reduced by fraud, negligence or a material breach of trust provided that nothing in this paragraph (c) shall make MPT Australia Trustee liable to any claim for an amount greater than that which each person would have been able to recover from the assets of MPT Australia Trustee were it not for the reduction of MPT Australia Trustee’s right of indemnity.

(d)  MPT Australia Trustee is not obliged to do or refrain from doing anything under this document (including, without limitation, incur any liability or enter into any document) unless MPT Australia Trustee’s liability is limited in the same manner as set out in this Section 2.26.

Section 3.  [RESERVED]

Section 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Holdings and each of the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender (with respect to Sections 4.1 through and including 4.24), and MPT Australia Trustee and each other Person that may from time to time act as a trustee of any other Loan Party that is a trust organized and existing under the laws of Australia represent and warrant to the Administrative Agent and each Lender (with respect to Section 4.25), that:

4.1  Financial Condition.

(a)  The pro forma covenant compliance certificate described in Section 5.2(k), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Funding Date and the use of proceeds thereof, (ii) the Acquisition and (iii) the payment of fees and expenses in connection with the foregoing.  Such certificate has been prepared based on the best information available to the Borrowers as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial covenant compliance of Holdings and its consolidated Subsidiaries as at the Funding Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)  The audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2018, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at September 30, 2018, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and except for the lack of footnotes with interim statements).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long‑term leases or unusual forward or long‑term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2  No Change.  Since December 31, 2018, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3  Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that its failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that its failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4  Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

4.6  Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7  No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8  Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other property (including Mortgage Notes) necessary in the ordinary conduct of its business, and none of such property is subject to any Lien except as permitted by Section 7.3 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Group Member has obtained customary title insurance on its owned Real Property.

4.9  Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or either Borrower know of any valid basis for any such claim, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Borrowers, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10  Taxes.  Each Group Member has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrowers, no claim is being asserted, that any such tax, fee or other charge is past due or delinquent.

4.11  Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.

4.12  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13  ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan, and, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan or Multiemployer Plan has occurred, and no Lien in favor of the PBGC or such a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount.  Neither Borrower nor any Commonly Controlled Entity has had, within the past five years, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if a Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.  Each Borrower represents that, as of the Closing Date it is not, and for so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted) it will not, be a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

4.14  Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15  Subsidiaries.  Except as disclosed to the Administrative Agent by either Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Operating Partnership or any Subsidiary, except as created by the Loan Documents.

4.16  Use of Proceeds.  The proceeds of the Loans shall be used to finance, in part, MPT Australia’s acquisition of a portfolio of hospital properties located in Australia (the “Acquired Properties”) from Healthscope Ltd. and/or one or more affiliates thereof (the “Acquisition”) pursuant to the Acquisition Documents and transaction expenses related to the Acquisition.

4.17  Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the best knowledge of Holdings and the Borrowers after due inquiry:

(a)  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained during the ownership or lease of, or operation by, such Group Member, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  During the ownership or lease of, or operation by, any Group Member, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrowers, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  during the ownership or lease of, or operation by, any Group Member, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)  the Business and all operations of any Group Member at the Properties are, and have been, in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the Business; and

(g)  no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18  Accuracy of Information, etc.

(a)  The statements and information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, do not contain as of the date such statement, information, document or certificate was so furnished and as updated from time to time, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which, and in light of the purposes for which, such statements are made.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Operating Partnership to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information will differ, possibly significantly, from the projected results set forth therein, and that no assurance can be given that the projected results will be realized.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

(b)  As of the Closing Date, the information provided to the Administrative Agent or any Lender with respect to the Beneficial Ownership Regulation, if applicable, is true and correct in all respects.

4.19  Anti-Corruption Laws and Sanctions.  The Borrowers, their Subsidiaries and to the knowledge of the Borrowers, their respective directors, officers, employees and agents to the extent acting on behalf of such Borrower or its Subsidiaries or benefitting from the credit facilities established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of any Borrower, any Subsidiary or any of their respective directors, officers or employees that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.20  Solvency.  Holdings and its Subsidiaries and the Borrowers and their respective Subsidiaries, in each case, on a consolidated basis, are, and after giving effect to the Acquisition and incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21  Reserved.

4.22  Status of Holdings.  Holdings (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.  The common stock of Holdings is listed for trading on the New York Stock Exchange.

4.23  Properties.  Schedule 4.23(a), as supplemented from time to time, sets forth a list of all Real Property of the Group Members and the owner (or ground-lessor) of such Real Property, and Schedule 4.23(b), as supplemented from time to time, sets forth a list of all Unencumbered Properties and the owner (or ground-lessor) of such Unencumbered Property.  All such Unencumbered Properties satisfy the requirements for an Unencumbered Property set forth in the definition thereof.

4.24  EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

4.25  Australian Trustees.

(a) It has the power as trustee of MPT Australia or the relevant trust (as applicable) to execute and perform its obligations under the Loan Documents to which it is a party.

(b) It is the only trustee of MPT Australia or the relevant trust (as applicable).

(c) It has entered into the Loan Documents to which it is a party solely for the benefit of the beneficiaries of MPT Australia or the relevant trust (as applicable).

(d) It is not aware of any action having been taken to terminate or resettle MPT Australia or the relevant trust (as applicable) or to remove it as trustee of MPT Australia or the relevant trust (as applicable).

(e) It is properly constituted.

(f)  It has a right to be fully indemnified out of the property the subject of MPT Australia or the relevant trust (as applicable) (“Trust Property”) in relation to the obligations under each Loan Document to which it is a party.

(g)  It has not released or disposed of the equitable lien over the relevant Trust Property which secures that indemnity.

(h)  It has not committed any breach of trust or done or omitted to do anything which has prejudiced or limited its rights of indemnity or equitable lien.

(i)  All necessary resolutions and other necessary corporate action required by the relevant trust deed establishing MPT Australia or the relevant trust (as applicable) for it to authorize the entry into, the delivery of and performance of its obligations under the Loan Documents to which it is a party have been passed or taken as the case may be.

Section 5.  CONDITIONS PRECEDENT

5.1  Conditions to Effectiveness of Agreement.  The effectiveness of this agreement is subject to the satisfaction of the following conditions precedent:

(a)  Credit Agreement; Guarantee Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrowers and each Person listed on Schedule 1.1A, and (ii) the Guarantee Agreement, executed and delivered by Holdings, the Borrowers and each Subsidiary Guarantor.

(b)  Specified Representations.  Each of the Specified Representations shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

(c)  Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2016, 2017 and 2018 fiscal years and (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and at least 45 days before the Closing Date.

(d)  Legal Opinion.  The Administrative Agent shall have received customary opinions of counsel to the Borrowers and the Guarantors (in respect of Borrowers and Guarantors other than MPT Australia) and a customary opinion of counsel to the Administrative Agent (in respect of MPT Australia), in form and substance reasonably satisfactory to the Agents.

(e)  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a good standing certificate for each Loan Party from its jurisdiction of organization, and (iii) a verification certificate in respect of MPT Australia with appropriate customary attachments as required by counsel to the Lenders for the purpose of the legal opinion to be given in respect of MPT Australia under Section 5.1(d).

(f)  Know-Your-Customer Requirements.  At least five (5) days prior to the Closing Date, the Administrative Agent and each Lender shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender to the extent requested at least ten (10) days prior to the Closing Date that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, the Australian AML Act and the Beneficial Ownership Regulation.

(g)  Acquisition Documents.  The Administrative Agent shall have received a fully executed copy of the Commitment Deed, the Bilateral Deed, the Acquisition Commitment Letter and the Implementation Deed.

(h)  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid on the Closing Date, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), at least one (1) Business Day before the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

5.2  Conditions to Funding on the Funding Date.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Funding Date, of the following conditions precedent:

(a)  Agreement Effective.  The conditions in Section 5.1 shall have been satisfied.

(b)  Acquisition Documents.  Neither the Acquisition Agreements nor any other Acquisition Document that is based on an exhibit to any of the Acquisition Agreements shall have been amended, modified or waived, and no consent to any departure from the terms of any of the foregoing shall have been provided, in each case if same are materially adverse to the Lenders, without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that each of the following shall be deemed materially adverse to the Lenders: (i) any amendment or modification to the definitions of “Escrow Funding Amount” and “Step Up Escrow Funding Amount” (as such terms are defined in the Bilateral Deed) or any other definition or provision of the Acquisition Documents that has the effect of increasing the Escrow Funding Amount or the Step Up Escrow Funding Amount, unless such increase is to be funded from sources other than the Loans, (ii) any amendment or modification to or waiver of Sections 3.2, 3.3, 3.4, 7 or 8 of the Bilateral Deed or Section 7.4 of the Commitment Deed, (iii) any amendment or modification to the definition of (x) “Material Adverse Change” (as defined in the Commitment Deed), (y) “Implementation Deed MAC Condition” or “Implementation Condition” (as such terms are defined in the Bilateral Deed) and (iv) any consent or waiver given by the Operating Partnership, or by Brookfield or any Brookfield Related Party (as such terms are defined in the Implementation Deed), as to any matter that would but for such consent or waiver constitute a departure from the terms of any of the provisions referenced in clause (i), (ii) or (iii) of this clause).

(c)  Implementation Deed.  The Operating Partnership shall not have consented to any amendment, modification or waiver or to any departure from the terms of the Implementation Deed if same is materially adverse to the Lenders, without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any amendment or modification to the definition of “Material Adverse Change” (as defined in the Implementation Deed) shall be deemed materially adverse to the Lenders).

(d)  Escrow Funding. (i) Pursuant to the terms of Section 7.1 or 8.4 of the Bilateral Deed, either Borrower shall be permitted and/or required to pay the Escrow Funding Amount (together with any Step Up Escrow Funding Amounts that are required to be paid pursuant to the term of the Bilateral Deed) to the “Escrow Account” (as defined in the Bilateral Deed), (ii) pursuant to the terms of the Acquisition Commitment Letter (or the PropCo Bridge Loan Documentation (as defined in the Bilateral Deed), either Borrower shall be permitted and/or required to advance the PropCo Bridge Loan (as defined in the Acquisition Commitment Letter) or any part thereof to the extent not otherwise funded under clause (i) above, (iii) pursuant to clause 6.2 of the Bilateral Deed (or the Portfolio Loan Documentation as defined in the Bilateral Deed), either Borrower shall be required to advance the Portfolio Loan (as defined in the Bilateral Deed) or any part thereof to the extent not otherwise funded under clause (i) above; or (iv) pursuant to the terms of the Commitment Deed or the Step Up Commitment Deed (as defined in the Bilateral Deed) (or any Sale Contract (as defined in the Commitment Deed) or Step Up Contract (as defined in the Bilateral Deed) entered into pursuant to those documents), either Borrower shall be permitted and/or required to pay any amount to the extent not otherwise funded under clauses (i) and (ii) above.

(e)  No Material Adverse Change.  Since the date of the Acquisition Agreements, no Material Adverse Change (as defined in the Commitment Deed or the Implementation Deed) shall have occurred.

(f)  Specified Representations.  The Specified Representations shall be true and correct in all material respects as of the Funding Date.

(g)  Acquisition Agreement Representations. The Acquisition Agreement Representations shall be true and correct in all respects as of the Funding Date except to the extent that Holdings or its applicable Affiliate would not have the right to terminate its obligations, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations and warranties under the Acquisition Agreement.

(h)  Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings certifying that it is Solvent.

(i)  Projections.  The Lenders shall have received annual projections as to Holdings and its Subsidiaries through 2024, giving effect to the Acquisition and incurrence of Loans funded on the Funding Date.   By their execution of this Agreement, the Lenders confirm that the projections required to be delivered by this clause (i) have been delivered and the condition set forth in this clause (i) has been satisfied.

(j)  [reserved]

(k)  Compliance Certificate.  The Lenders shall have received a certificate of a Responsible Officer certifying as to compliance with the financial covenants set forth in Section 7.1 on a pro-forma basis on the Funding Date after giving effect to the Acquisition and incurrence of Loans funded on the Funding Date, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value.

(l)  Borrowing Request.  The Administrative Agent shall have received an irrevocable notice in the form of Exhibit E no later than 11:00 A.M., New York City time three Business Days prior to the requested Funding Date.

(m)  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid on the Funding Date, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), at least one (1) Business Day before the Funding Date.

5.3  Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (excluding its initial extension of credit on the Funding Date), is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)  Borrowing Request.  The Administrative Agent shall have received an irrevocable notice in the form of Exhibit E in accordance with the requirements hereof.

(d)  Alternative Currency.  There shall not have occurred any material and adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Loan to be denominated in AUD.

Each borrowing by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in Section 5.3(a) and (b) have been satisfied.

Section 6.  AFFIRMATIVE COVENANTS

Holdings and each of the Borrowers hereby jointly and severally agree (with respect to Sections 6.1 through and including Section 6.13) that so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted) they shall and shall cause each of their respective Subsidiaries to, and MPT Australia Trustee and each other Person that may from time to time act as a trustee of any other Loan Party that is a trust organized and existing under the laws of Australia each hereby agrees (with respect to Section 6.14) that so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted) it shall:

6.1  Financial Statements.  Furnish to the Administrative Agent for prompt further distribution to each Lender each of the following:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing (other than as may be required as a result of the impending maturity of the Obligations maturing within one (1) year after the time such opinion is delivered); and

(b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except for the absence of footnotes with the interim statements) consistently throughout the periods reflected therein and with prior periods.  Delivery by Holdings to the Administrative Agent and the Lenders of its annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q, in each case in accordance with SEC requirement for such reports, shall be deemed to be compliance by Holdings with this Section 6.1(a) and Section 6.1(b), as applicable.

6.2  Certificates; Other Information.  Furnish to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following (or, in the case of clause (f), to the relevant Lender):

(a)  as soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings and within 90 days after the end of each fiscal year of Holdings, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date), (iii) the items described in Section 6.10 with respect to any Subsidiary Guarantors created or acquired during such fiscal quarter or any Unencumbered Properties or Mortgage Notes added during such fiscal quarter and (iv) updates to Schedules 4.23(a) and 4.23(b) and Schedule PUP (if applicable);

(b)  as soon as available, and in any event no later than 90 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions;

(c)  within 45 days after the end of each fiscal quarter of Holdings (or 90 days in the case of the fourth quarter), a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that delivery to the Administrative Agent and the Lenders of Holdings’ annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.2(c);

(d)  [reserved];

(e)  within five days after the same are sent, copies of all financial statements and reports that Holdings or the Operating Partnership sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all material financial statements and reports that Holdings or the Operating Partnership may make to, or file with, the SEC; provided that delivery to the Administrative Agent and the Lenders of Holdings’ quarterly report to the SEC on Form 10-Q and its current report to the SEC on Form 8-K containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.2(e); and

(f)  promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

6.3  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except for any nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

6.4  Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except (other than with respect to the preservation of the existence of the Loan Parties) (x) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted hereunder; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, Holdings will do all things necessary to maintain its status as a REIT and will maintain its listing on the New York Stock Exchange.  The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrowers, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

6.5  Maintenance of Property; Insurance.  (a)  Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, all-risks casualty and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6  Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (it being understood and agreed that any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in its jurisdiction of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, absent the existence of an Event of Default, only the expenses of the Administrative Agent for one inspection during any calendar year shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) and the Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.  Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, either Borrower or any of their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, to the extent legally permissible, the Borrowers shall notify the Administrative Agent that any such document, information or other matter is being withheld pursuant to clauses (a), (b) or (c) of this Section 6.6 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

6.7  Notices.  Promptly give notice to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender of:

(a)  the occurrence of any Default or Event of Default;

(b)  any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)  the following events, as soon as possible and in any event within 30 days after either Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or Multiemployer Plan, a failure to make any material required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e)  promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Australian AML Act and the Beneficial Ownership Regulation; and

(f)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8  Environmental Laws.

(a)  Comply with, and take commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9  Distributions in the Ordinary Course.   In the ordinary course of business, the Operating Partnership causes all of its Subsidiaries to make transfers of net cash and cash equivalents upstream to the Operating Partnership, and the Operating Partnership shall continue to follow such ordinary course of business.  No Borrower shall make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.

6.10  Additional Guarantors; Additional Unencumbered Properties.  (a) With respect to any Subsidiary of Holdings or the Operating Partnership (other than an Excluded Foreign Subsidiary) that is required to become a Subsidiary Guarantor so that the Real Property owned or leased by such Subsidiary qualifies as an Unencumbered Property or any Mortgage Note owned by such Subsidiary is included in the computation of Unencumbered Asset Value, cause such new Subsidiary (A) to become a party to the Guarantee Agreement, (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, all at the times, with respect to clauses (A), (B) and (C), required by Section 6.2(a) above.

(b)  Upon the addition of any new Real Property as an Unencumbered Property after the Closing Date, the Borrowers shall deliver to the Administrative Agent (a) a certificate of a Responsible Officer certifying that such Real Property satisfies the eligibility criteria set forth in the definition of “Unencumbered Property”, certifying as to compliance with the financial covenants on a pro-forma basis after giving effect to the addition of such Real Property as an Unencumbered Property, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value, and (b) updated Schedules 4.23(a) and (b) of all Unencumbered Properties, all at times, with respect to clauses (a) and (b) required by Section 6.2(a) above.  From and after the date of delivery of such certificate, schedule and information and so long as such Real Property continues to satisfy the eligibility criteria set forth in the definition of “Unencumbered Property”, such Real Property shall be treated as a Unencumbered Property hereunder.

(c)  Upon the inclusion of any new Mortgage Note in the computation of Unencumbered Asset Value, the Borrowers shall deliver to the Administrative Agent an updated schedule of all Mortgage Notes included in the computation of Unencumbered Asset Value, all at times required by Section 6.2(a) above.

(d)  The Borrowers shall deliver the items described in and required by clauses (a), (b) and (c) above at the time of the delivery of the Compliance Certificate pursuant to Section 6.2(a).  The Borrowers will, and will cause each of their Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.11  Notices of Asset Sales, Encumbrances or Dispositions.  The Borrowers shall deliver to the Administrative Agent and the Lenders written notice not less than two (2) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of an Unencumbered Property for consideration in excess of $75,000,000, which is permitted pursuant to Section 7.2(f), Section 7.3(i) or Section 7.5, as applicable.  In addition, simultaneously with delivery of any such notice, the Loan Parties shall deliver to the Administrative Agent (A) a certificate of a Responsible Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants contained herein) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed sale, encumbrance or other Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with the financial covenants on a pro-forma basis, including as to the calculation of Unencumbered Asset Value and (B) an updated schedule of all Unencumbered Properties.

To the extent such proposed transaction would result in a Default or an Event of Default, the Borrowers shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.

6.12  Maintenance of Ratings.  The Operating Partnership shall maintain a senior unsecured credit rating from each of S&P and Moody’s; provided that if the rating obtained from such rating agency is a private letter rating that is not monitored and automatically updated by such rating agency, then the Operating Partnership shall obtain an annual update of such rating on or before each anniversary of the Closing Date.

6.13  Use of Proceeds.  The proceeds of the Loans shall be used only for the purposes set forth in Section 4.16 and in compliance with Section 4.11.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrowers will not request any Loan, and the Borrowers shall not use, and shall not permit their Subsidiaries or their respective directors, officers, employees and agents to use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in a violation of any Sanctions applicable to any party hereto.

6.14  Trustee Conduct. Take all actions within its power necessary to:

(a)  ensure its compliance with its obligations as trustee under the relevant trust deed;

(b)  avoid another Person being appointed as trustee of MPT Australia or the relevant trust (as applicable);

(c)  avoid removal or replacement as the sole trustee of MPT Australia or the relevant trust (as applicable);

(d)  avoid alteration of the vesting date of MPT Australia or the relevant trust (as applicable);

(e) ensure that the property of MPT Australia or the relevant trust (as applicable) is not resettled, set aside or transferred or mixed with any other property other than as permitted by the relevant trust deed and the Loan Documents; and

(f) ensure that it does not do anything that will restrict, release, dispose of or otherwise prejudice its right of indemnity from, and equitable lien over, the assets of MPT Australia or the relevant trust (as applicable) and its right of indemnity against the beneficiaries of MPT Australia or the relevant trust (as applicable) in respect of its obligations under the Loan Documents to which it is a party or its obligations under the relevant trust deed.

Section 7.  NEGATIVE COVENANTS

Holdings and each of the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Holdings and the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1  Financial Condition Covenants.

(a)  Total Leverage Ratio.  Permit the ratio of (i) (A) Total Indebtedness (other than any such Indebtedness that has been Discharged) minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Total Indebtedness that matures within twenty-four (24) months of such date of determination to (ii) Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four (4) consecutive fiscal quarters of the Operating Partnership or on the date of any incurrence of Indebtedness by the Operating Partnership or its Subsidiaries hereunder to exceed 60%; provided that such ratio may exceed 60% in order to permit the Borrowers to consummate a Significant Acquisition so long as (i) such ratio does not exceed 60% as of the end of more than four (4) consecutive fiscal quarters and (ii) such ratio does not exceed 65% as of such date of determination.

(b)  Fixed Charge Coverage Ratio.  Permit the ratio of Total EBITDA to Total Fixed Charges for any period of four consecutive fiscal quarters of the Operating Partnership to be less than 1.50 to 1.0.

(c)  Secured Leverage Ratio.  Permit the ratio of (A) (i) the aggregate amount of all Secured Indebtedness (other than any such Indebtedness that has been Discharged) minus (ii) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Secured Indebtedness that matures within twenty-four (24) months of such date of determination (the “Secured Debt Reserve”), and without duplication of the Unsecured Debt Reserve in Section 7.1(f), to (B) Total Asset Value (the “Secured Leverage Ratio”), as at the last day of any period of four (4) consecutive fiscal quarters of the Operating Partnership or on the date of any incurrence of Indebtedness by the Operating Partnership or its Subsidiaries hereunder to exceed 40%.

(d)  [reserved].

(e)  Consolidated Adjusted Net Worth.  Permit Consolidated Tangible Net Worth to be less than the sum of (i) $3,173,162,500 plus (ii) 75% of Net Cash Proceeds from issuances of Capital Stock by the Operating Partnership or Holdings after September 30, 2018.

(f)  Unsecured Leverage Ratio.  Permit the ratio of (i)(A) Unsecured Indebtedness (other than any such Indebtedness that has been Discharged) minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination (“Unsecured Debt Reserve”), and without duplication of the Secured Debt Reserve in Section 7.1(c), to (ii) Unencumbered Asset Value (the “Unsecured

Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Operating Partnership or on the date of any incurrence of Indebtedness by the Operating Partnership or its Subsidiaries hereunder to exceed 65% and provided further that such ratio may exceed 65% for the fiscal quarters ending June 30, 2019 and September 30, 2019 in order to permit the Borrowers to consummate the Healthscope Investment so long as such ratio does not exceed 75% as of such date of determination.

(g)  Unsecured Interest Coverage Ratio.  Permit the ratio of Unencumbered NOI for any period of four (4) consecutive fiscal quarters of the Operating Partnership to Unsecured Interest Expense for such period to be less than 1.75 to 1.0 as at the last day of any period of four (4) consecutive fiscal quarters of the Operating Partnership or on the date of any incurrence of Indebtedness by the Operating Partnership or its Subsidiaries hereunder.

(h)  [reserved].

(i)  Pro Forma Calculations.

(i)For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(a), (c) and (f) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Total Asset Value and Unencumbered Asset Value the actual value of any assets sold by Holdings or any of its Subsidiaries since the last day of the prior fiscal quarter and (B) adding to Total Asset Value and Unencumbered Asset Value the actual value of any assets acquired (or to be acquired with any borrowing) by Holdings or any of its Subsidiaries since the last day of the prior fiscal quarter.

(ii)For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(b) and (g) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered NOI the actual NOI for the relevant period of any assets sold by Holdings or any of its Subsidiaries since the last day of the prior fiscal quarter, (B) adding to Unencumbered NOI the projected NOI for the next four quarters (based on the Operating Partnership’s projections made in good faith) for any assets acquired (or to be acquired with any borrowing) by Holdings or any of its Subsidiaries since the last day of the prior fiscal quarter, (C) excluding from Unsecured Interest Expense, the Unsecured Interest Expense for the relevant period for any Unsecured Indebtedness for which Holdings or any of its Subsidiaries is no longer obligated in respect of, or as the result of the application of proceeds from, any Unencumbered Properties sold by Holdings or any of its Subsidiaries since the last day of the prior fiscal quarter, and (D) adding to Unsecured Interest Expense, the projected Unsecured Interest Expense for the next four quarters (based on the Operating Partnership’s projections made in good faith) for any Unsecured Indebtedness assumed or incurred by Holdings or any of its Subsidiaries since the last day of the prior fiscal quarter.

7.2  Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)  Indebtedness of any Loan Party pursuant to any Loan Document, and the other Obligations;

(b) (i) Indebtedness of the Operating Partnership to any Subsidiary, of MPT Australia to the Operating Partnership and of any Wholly Owned Subsidiary of the Operating Partnership to any other Subsidiary, (ii) Indebtedness of the Operating Partnership or any Wholly Owned Subsidiary of the Operating Partnership to any non-Wholly Owned Subsidiary of the Operating Partnership, and (iii) Indebtedness of any non-Wholly Owned Subsidiary to the Operating Partnership or to any Wholly Owned Subsidiary of the Operating Partnership in an aggregate amount not to exceed 5% of Total Asset Value at any one time outstanding;

(c)  Guarantee Obligations incurred in the ordinary course of business by either Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary of either Borrower in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

(d)  Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof that would not cause a violation of any covenant set forth in Section 7.1 after giving pro forma effect thereto;

(e)  (i) Indebtedness of the Operating Partnership in respect of the Senior Notes, and any Additional Senior Unsecured Notes and (ii) Guarantee Obligations of Holdings and its Subsidiaries, as applicable, in respect of such Indebtedness;

(f)  additional Indebtedness of Holdings, the Operating Partnership or any of its Subsidiaries in an aggregate principal amount at any one time outstanding that would not cause a violation of any covenant set forth in Section 7.1 after giving pro forma effect to any such additional Indebtedness;

(g)  Indebtedness with respect to obligations of the Borrowers with respect to Swap Agreements permitted by Section 7.12; and

(h)  Discharged Indebtedness.

7.3  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Liens for taxes that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Operating Partnership or its Subsidiaries, as the case may be, in conformity with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations;

(d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any of its Subsidiaries;

(f)  Liens (not affecting the Unencumbered Properties) in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property that is an Unencumbered Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased in violation of Section 7.2;

(g)  Liens securing the Obligations;

(h)  any interest or title of a lessor under any lease entered into by either Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(i)  Liens (not affecting the Unencumbered Properties) securing Indebtedness constituting Indebtedness permitted by Section 7.2(f), and Liens (not affecting Unencumbered Properties) incurred in connection with the cash collateralization of any Swap Agreement permitted by Section 7.12;

(j)  Liens (not affecting the Unencumbered Properties) arising from judgments or orders for the payment of money (or appeal or other surety bonds relating thereto) not constituting an Event of Default under Section 8;

(k)  Liens (i) of a collection bank arising under section 4-208 or 4-210 of the Uniform Commercial Code or other similar provisions of applicable law on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of common or statutory law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff);

(l)  Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment or other acquisition, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder, in each case, solely to the extent such Investment or other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition;

(m)  Liens that are customary contractual rights of setoff or banker’s liens (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse accounts or sweep accounts of Holdings, either Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, either Borrower or any of the Subsidiaries, or (iii) relating to securities accounts of Holdings, either Borrower or any of the Subsidiaries incurred in the ordinary course of business of Holdings, either Borrower or any of the Subsidiaries;

(n)  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o)  customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(p)  customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(q)  Liens on Real Property where a Group Member is insured against such Liens by title insurance;

(r)  the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(s)  Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person; and

(t)  Liens on a Property (other than an Unencumbered Property) acquired by either Borrower and or any of its Subsidiaries after the date hereof and which are in place at the time such Property is so acquired and not created in contemplation of such acquisition.

7.4  Fundamental Changes.  (a) Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business (including, in each case, pursuant to an LLC Division), except that:

(i)any Subsidiary of a Borrower may be merged, consolidated or amalgamated with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary of a Borrower (provided that a Wholly Owned Subsidiary of a Borrower shall be the continuing or surviving corporation);

(ii)any Subsidiary of a Borrower may Dispose of any or all of its assets (i) to a Borrower or any Wholly Owned Subsidiary of a Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(iii)any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(iv)any non-Wholly Owned Subsidiary of a Borrower may merge, consolidate or amalgamate with any other non-Wholly Owned Subsidiary of a Borrower.

(b)  With respect to Holdings or any Borrower, enter into any merger, consolidation, amalgamation or reorganization transaction that would result in such Person being organized under the laws of a jurisdiction other than the United States.

7.5  Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)  the sale of inventory, receivables and other current assets and any immaterial assets in the ordinary course of business;

(c)  Dispositions permitted by clause (i) of Section 7.4(b);

(d)  the sale or issuance of any Subsidiary’s Capital Stock to a Borrower or any Wholly Owned Subsidiary of a Borrower;

(e)  to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a permitted business between any Borrower or any Subsidiary and another Person;

(f)  the voluntary unwinding of any Cash Management Services or Swap Agreements;

(g)  the Disposition of other property, assets or Capital Stock so long as (i) no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto and (ii) the Borrowers comply with Section 6.11, if applicable;

(h)  the creation, granting, perfection or realization of any Lien permitted under this Agreement; the license or sublicense of intellectual property or other general intangibles; the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole; and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(i)  the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(j)  (i) any exchange or swap of assets, or lease, assignment or sublease of any real property or personal property of like property for use in a business permitted by Section 6.18 and (ii) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(k)  Dispositions of cash and Cash Equivalents;

(l)   any Disposition (i) arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of Holdings, any Borrower or any of their Subsidiaries; and

(m)  the transfer for fair value of property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property.

7.6  Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Subsidiary of the Operating Partnership may make Restricted Payments to the Operating Partnership or any Wholly Owned Subsidiary of the Operating Partnership, and any Subsidiary of the Operating Partnership may make Restricted Payments to any other Subsidiary and any other holders of its Capital Stock so long as such Restricted Payments are made on a pro rata basis or otherwise in accordance with the applicable governing documents;

(b)  the Operating Partnership may make Restricted Payments to Holdings (and Holdings may make Restricted Payments of such amount to its shareholders) in an amount not to exceed 95% of Normalized Adjusted FFO attributable to the period of four (4) fiscal quarters then ended, unless such Restricted Payment is necessary in order for Holdings to maintain its status as a REIT and to avoid any U.S. federal income taxes on the taxable income of Holdings or any excise tax under Section 4981 of the Code; provided that (i) if an Event of Default has occurred and is continuing, the Operating Partnership may only make Restricted Payments to Holdings in the amounts required to be made by Holdings in order to maintain its status as a REIT and (ii) the Operating Partnership may not make any Restricted Payments to Holdings if the Obligations have been declared due and payable.

(c)  redemptions, repurchases, retirements or other acquisitions of Capital Stock in Holdings, the Operating Partnership or any of the Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants or similar rights;

(d)  the Operating Partnership and the Subsidiaries may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay, so long as in the case of any payment in respect of Capital Stock of any direct or indirect parent of Holdings, the amount of such Restricted Payment is directly attributable to the Capital Stock of Holdings owned directly or indirectly by such parent) for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings (or such direct or indirect parent thereof) held by any future, present or former officers, directors, employees, members of management and consultants (or their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, former spouses, domestic partners and former domestic partners) of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries in connection with the death, disability, retirement or termination of employment of any such Person (or a breach of any non-compete or other restrictive covenant or confidentiality obligations of any such Person at any time after such Person’s disability, retirement or termination of employment); and

(e)  (i) redemptions, repurchases, retirements or other acquisitions of Capital Stock in connection with or pursuant to any joint venture agreement, and (ii) the declaration and payment of dividends or other distributions on any non-Wholly Owned Subsidiary’s Capital Stock, in each case based on the relevant ownership interests in the relevant class of Capital Stock.

7.7  Acquisition Documents.  Until such time as MPT Australia has acquired each of the Acquired Properties, (a) amend, modify or waive, or consent to any departure from the terms of, the Acquisition Agreements or any other Acquisition Document that is based on an exhibit to any of the Acquisition Agreements, in each case if same are materially adverse to the Lenders, without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that each of the following shall be deemed materially adverse to the Lenders: (i) any amendment or modification to the definitions of “Escrow Funding Amount” and “Step Up Escrow Funding Amount” (as such terms are defined in the Bilateral Deed) or any other definition or provision of the Acquisition Documents that has the effect of increasing the Escrow Funding Amount or the Step Up Escrow Funding Amount, unless such increase is to be funded from sources other than the Loans, (ii) any amendment or modification to Sections 3.2, 3.3, 3.4, 7 or 8 of the Bilateral Deed or Section 7.4 of the Commitment Deed, (iii) any amendment or modification to the definition of (x) “Material Adverse Change” (as defined in the Commitment Deed), or (y) “Implementation Deed MAC Condition” or “Implementation Condition” (as such terms are defined in the Bilateral Deed) and (iv) any consent or waiver given by the Operating Partnership, or by Brookfield or any Brookfield Related Party (as such terms are defined in the Implementation Deed), as to any matter that would but for such consent constitute a departure from the terms of any of the provisions referenced in clause (i), (ii) or (iii) above) and (b) the Operating Partnership shall not have consented to any amendment, modification or waiver or to any departure from the terms of the Implementation Deed if same is materially adverse to the Lenders, without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any amendment or modification to the definition of “Material Adverse Change” (as defined in the Implementation Deed) shall be deemed materially adverse to the Lenders).

7.8  Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except Permitted Investments.

7.9  [Reserved].

7.10  Transactions with Affiliates.  Enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Operating Partnership or any Wholly Owned Subsidiary of the Operating Partnership) unless such transaction is (i) for payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (ii) for payments of Restricted Payments permitted by this Agreement, (iii) between or among Loan Parties, or (iv) (A) otherwise not prohibited under this Agreement and (B) in the ordinary course of business of the relevant Group Member, and (C) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11  Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12  Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Operating Partnership or any Subsidiary and for which the Operating Partnership or such Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Notes, or any Additional Senior Unsecured Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Operating Partnership or any Subsidiary.

7.13  Changes in Fiscal Periods.  Permit the fiscal year of the Operating Partnership to end on a day other than December 31 or change the Operating Partnership’s method of determining fiscal quarters.

7.14  Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property (including equity interests owned by such Group Member) or revenues, whether now owned or hereafter acquired (which, for the avoidance of doubt, shall exclude any agreement that requires maintenance of financial covenant ratios regarding amounts of secured debt or unencumbered assets), other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions set forth in the organizational documents of the Subsidiaries of the Operating Partnership listed on Schedule ES, (d) any restrictions set forth in the 2012 Senior Unsecured Note Indenture, the 2013 Senior Unsecured Note Indenture or any Additional Senior Unsecured Indentures, (e) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold, and (2) such sale is permitted hereunder, (f) covenants in any one or more agreements governing Indebtedness permitted under Section 7.2 entered into after the Closing Date that are not materially more restrictive with respect to either Borrower and its Subsidiaries than the equivalent restrictions set forth in the Loan Documents, (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (h) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (i) provisions limiting the disposition or distribution of assets or property in joint venture agreements, stock sale agreements and other similar agreements, in each case, to the extent permitted under this Agreement and only if entered into with the approval of the Board of Directors of Holdings, which limitation is applicable only to the assets that are the subject of such agreement,

(j) Contractual Obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, (k) are required by or pursuant to applicable law, (l) are customary restrictions on leases, subleases, licenses, sublicenses, Capital Stock, or asset sale agreements and other similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, and (m) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.15  Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of either Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, either Borrower or any Subsidiary of either Borrower, (b) make loans or advances to, or other Investments in, either Borrower or any Subsidiary of either Borrower or (c) transfer any of its assets to either Borrower or any Subsidiary of either Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Note Indenture, the 2012 Senior Unsecured Note Indenture, the 2013 Senior Unsecured Note Indenture or any Additional Senior Unsecured Indentures, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrowers listed on Schedule ES, (iv) applicable Requirements of Law, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, (vi) any holder of a Lien permitted by Section 7.3 restricting the transfer of the property subject to such permitted Lien, (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of either Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of a Borrower, and (viii) any restrictions in any one or more agreements governing Indebtedness permitted under Section 7.2 entered into after the Closing Date that are not materially more restrictive with respect to either Borrower and its Subsidiaries than the equivalent restrictions set forth in the Loan Documents.

7.16  Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Operating Partnership and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

Section 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate (i) in any material respect on or as of the date made or deemed made or (ii) in the case of any representation or warranty qualified by “materiality”, “Material Adverse Effect” or any similar language, in any respect (after giving effect to such materiality qualifier) on or as of the date made or deemed made; or

(c)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and any Borrower only), Section 6.7(a), Section 6.13, or Section 7 of this Agreement or Section 4 of the Guarantee Agreement; or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; provided that if such default is capable of being cured but cannot be cured within such 30 day period and so long as the Borrowers shall have commenced to cure such default within such 30 day period and shall be diligently pursuing such cure, the Borrowers shall have an additional 30 day period to cure such default; or

(e)  any Group Member (other than an Immaterial Subsidiary) shall: (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due, prepaid, repurchased, defeased or redeemed prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate (x) $50,000,000, in the case of Recourse Indebtedness or (y)$100,000,000 in the case of Nonrecourse Indebtedness; provided further that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or

(f)  (i) any Group Member (other than an Immaterial Subsidiary) shall: (i) commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, administration, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, Controller, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, or pass a resolution in favor of, any of the acts set forth in clause (i) or (ii) above; or (iv) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due (or, in respect of MPT Australia or another Loan Party organized and existing under the laws of Australia (or any of its jurisdictions), is presumed under the Australian Corporations Act to be unable to pay its debts as they become due  and payable whether at stated maturity or otherwise); or

(g)  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; or (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity; or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders would be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)  one or more final judgments or decrees shall be entered against any Group Member (other than an Immaterial Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)  any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert other than as expressly permitted hereunder or thereunder; or

(j)  [reserved]; or

(k)  (i) (any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of Holdings; or (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; or (iii) Holdings shall cease to own and control, of record and beneficially, 100% of the outstanding Capital Stock of the general partner of the Operating Partnership or shall cease to own and control, of record and beneficially, 90% of each class of outstanding Capital Stock of the Operating Partnership free and clear of all Liens; or (iv) the Operating Partnership shall cease to own, directly or indirectly, and control, of record and beneficially, 100% of each class of outstanding Capital Stock of MPT Australia free and clear of all Liens; or (v) a Specified Change of Control shall occur; or

(l)  Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) those incidental to its ownership of the Capital Stock of the Operating Partnership, (B) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (C) the performance of its obligations and payments with respect to the Loan Documents and any other agreements permitted hereunder, (D) any public offering of its common stock or any other issuance of its Capital Stock or hold proceeds thereof, (E) making payments or Restricted Payments to the extent otherwise permitted hereunder, (F) making Investments in its Subsidiaries, (G) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that included Holdings and the Operating Partnership, (H) holding any cash, Cash Equivalents or other property received in connection with Restricted Payments received from, and Investments in Holdings made by, its Subsidiaries, contributions to its capital or in exchange for the issuance of Capital Stock and Investments received in respect of any of the foregoing pending application thereof by Holdings, and (I) providing indemnification and contribution, directors, officers, employees, members of management and consultants; or (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred with respect to guarantees of the Senior Notes, or other Indebtedness of the Operating Partnership and its Subsidiaries that is permitted by Section 7.2, (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock; or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Operating Partnership in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Operating Partnership; or

(m)  with respect to MPT Australia Trustee or any other Person that may from time to time act as a trustee of any other Loan Party that is a trust organized and existing under the laws of Australia: (i) a new or additional trustee is appointed with respect thereto (other than with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed); (ii) the beneficiaries thereof resolve to wind up MPT Australia or the relevant trust (as applicable); (iii) MPT Australia Trustee or the relevant trustee (as applicable) is required to wind up MPT Australia or the relevant trust (as applicable) under the relevant trust deed; (iv) the winding up of MPT Australia or the relevant trust (as applicable) has commenced; (iv) MPT Australia or the relevant trust (as applicable) is held not to have been constituted or to have been imperfectly constituted; (v) MPT Australia Trustee or the relevant trustee (as applicable) ceases to be authorized under MPT Trust or the relevant trust (as applicable) to hold the property of MPT Australia or the relevant trust (as applicable) in its name and to perform its obligations under the Loan Documents; or (vi) MPT Australia Trustee or the relevant trustee (as applicable) ceases to be entitled to be indemnified out of the assets of the MPT Australia or the relevant trust (as applicable) in respect of its obligations under the Loan Documents or to have a lien over them; then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (f) above with respect to any Borrower or Holdings, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(a)First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(c)Third to pay interest then due and payable on the Loans,

(d)Fourth, to payment of Obligations constituting principal on the Loans and  obligations under Cash Management Services and Lender Swap Agreements due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties, in each case ratably among the Lenders, the Administrative Agent and their Affiliates in proportion to the amounts described in this clause Fourth payable to them; and

(e)Fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties.

Notwithstanding the foregoing: (x) amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation otherwise set forth in clauses (d) and (e) above and (y) Obligations arising pursuant to Cash Management Services and Lender Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Cash Management Services or the applicable counterparty to such Lender Swap Agreement, as the case may be (i.e., a Lender or an Affiliate of a Lender, it being understood and agreed that the Administrative Agent and its Affiliates shall not be required to provide any such notice).  Each Person that is not a party to this Agreement and has given a notice contemplated by clause (y) of the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 9.  THE AGENTS

9.1  Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, either Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

9.2  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in‑fact selected by it with reasonable care.

9.3  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.4  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or either Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5  Notice of Default.  The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Operating Partnership referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

9.7  Indemnification.  To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent under Section 10.5, each Lender severally agrees to pay to the Administrative Agent such Lender’s Delayed Draw Term Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

9.8  Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Operating Partnership.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to either of the Borrowers shall have occurred and be continuing) be subject to approval by the Operating Partnership (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and Section 10.05 shall continue to inure to its benefit, and to the benefit of its sub‑agents and their respective Related Parties, in each case, as to any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent under this Agreement and the other Loan Documents and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.10  Other Agents.  The Co-Syndication Agents and the Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.

9.11  Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.  MISCELLANEOUS

10.1  Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)), extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s

Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release Holdings from its obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (v) change Section 2.17(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Operating Partnership acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Operating Partnership shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.2  Notices.  (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrowers and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention: R. Steven Hamner
Telecopy: (205) 969-3756
Telephone: (205) 969-3755

The Operating Partnership (individually) or both Borrowers:	MPT Operating Partnership, L.P. c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention: R. Steven Hamner
Telecopy: (205) 969-3756
Telephone: (205) 969-3755

With a copy to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention: Edward Matson Sibble, Jr.
Telecopy: (617) 523-1231
Telephone: (617) 570-1000

MPT Australia (individually):	Evolution Trustees Limited, as trustee of MPT Australia Realty Trust Suite 703B, Level 7 1 York Street Sydney, NSW 2000 Attention: Rupert Smoker Telephone: (612) 8886-5150

With copies to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Edward Matson Sibble, Jr. Telecopy: (617) 523-1231 Telephone: (617) 570-1000

MPT Operating Partnership, L.P. c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242 Attention:R. Steven Hamner Telecopy:(205) 969-3756 Telephone:(205) 969-3755

If to the Administrative Agent for requests relating to Loans:

Bank of America, N.A.

Gateway Village – 900 Bldg.

900 W Trade St.

Mailcode: NC1-026-06-04

Charlotte, NC 28255-0001

Attention:  Donna Barron

Email:  donna.h.barron@baml.com

Telecopy:    704-804-5235

Telephone: 980-387-3426

Other Notices to Administrative Agent:

Bank of America, N.A.

2380 Performance Dr., Bldg. C

MailCode: TX2-984-03-26

Richardson, TX 75082

Attention: Mary Lawrence

Email: mary.lawrence-agency@baml.com

Telecopy: 214-416-0839

Telephone: 469-201-8825

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Electronic Systems.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy or completeness of any Communication or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (each an “Agent Party,” and collectively, the “Agent Parties”) have any liability to wither Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of either Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

10.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or otherwise available.  No waiver of any provision of this Agreement or consent to any departure by ether Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

10.4  Survival.  All covenants, representations and warranties made by either Borrower hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20 and 10.5 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

10.5  Payment of Expenses and Taxes.  The Borrowers agree (a) to pay or reimburse the Administrative Agent and the Arrangers and their respective Affiliates for all its reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and including such costs and expenses incurred under Section 6.10 and 6.11, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (including any workout or restructuring or negotiations in respect thereof) , including the documented fees and disbursements and other out-of-pocket costs of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except for Taxes, other than Taxes that represent losses, costs or expenses arising from any non-Tax claims) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by either Borrower or any other Loan Party with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or asserted against any Indemnitee (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of Loan Document obligations of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten (10) Business Days after written demand therefor.  Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to R. Steven Hamner (Telephone No. (205) 969-3755) (Telecopy No. (205) 969-3756), at the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6  Successors and Assigns; Participations and Assignments.  (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that are Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Operating Partnership (such consent not to be unreasonably withheld or delayed), provided that no consent of the Operating Partnership shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person that is an Eligible Assignee; and provided further that the Operating Partnership shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(ii)Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than AUD5,000,000 unless the Operating Partnership and the Administrative Agent otherwise consent, provided that (1) no such consent of the Operating Partnership shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) no assignments shall be permitted (other than by Bank of America) until the earlier of (1) the completion of the primary syndication of the Delayed Draw Term Facility (as determined by BofA Securities, Inc.) and (2) 90 days after the Funding Date.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The obligations of the Borrowers under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 10.6(b)(iv) shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than Holdings, any Borrower or any of their respective Subsidiaries or Affiliates) or a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  The obligations of Borrowers under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their Participants in and to such obligations shall be transferable only upon notation of such transfer in the Participant Register. This Section 10.6(c)(i) shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(ii)Each Participant shall agree to be subject to the provisions of Section 2.22 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent, which consent specifically refers to this Section 10.6(c)(ii).  Any Participant that is not a U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(f).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)  Disqualified Institutions.  (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Operating Partnership has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Operating Partnership of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (i) above or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Operating Partnership may, at the sole expense and effort of the Borrowers, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment plus accrued interest, accrued fees and all other amounts payable to it hereunder, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loans by paying the principal amount thereof plus accrued interest fees and other amounts payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts payable to it hereunder.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(iv)The Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “Disqualified Institution List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the Disqualified Institution List to each Lender requesting the same.

10.7  Adjustments; Set‑off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrowers, any such notice being expressly waived by Holdings and the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or any Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8  Counterparts; Integration; Effectiveness; Electronic Execution.  (a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.9  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10  Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12  Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrowers hereby irrevocably and unconditionally:

(a)  submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  in the case of MPT Australia, irrevocably appoints the Operating Partnership as its agent for service of process in relation to any action or proceeding arising out of or relating to this Agreement, and the Operating Partnership hereby irrevocably accepts such appointment;

(d)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrowers, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(e)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13  Acknowledgements.  Each of Holdings and the Borrowers hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  none of the Administrative Agent, the other Agents, the Arrangers or any Lender has any fiduciary or advisory relationship with or duty to Holdings or either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents, the Arrangers and the Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders; and

(d)  each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.

10.14  Releases of Guarantees.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Operating Partnership having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (b) and (c) below.

(b)  At such time as the Loans, obligations under Lender Swap Agreements due to any Lender or its Affiliate by the Loan Parties and the other Obligations shall have been paid in full and the Commitments have been terminated, the Guarantors shall be released from their obligations under the Guarantee Agreement (other than those expressly stated to survive such termination), all without delivery of any instrument or performance of any act by any Person.

10.15  Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (it being understood that the Disqualified Institution List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (b) so long as such Person is not listed on such Disqualified Institution List), (c) to its Affiliates and to its and its Affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with their rights and obligations hereunder and under the other Loan Documents, (d) upon the request or demand of any Governmental Authority or any regulatory authority (including any self-regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any

Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed or becomes publicly available, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Loan Parties and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

10.16  WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17  USA PATRIOT Act.  Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lender to identify each Borrower and each other Loan Party in accordance with the Patriot Act.

10.18  [Reserved] .

10.19  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.20  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

10.21  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document (provided, however, that the Operating Partnership shall be entitled to transfer, assign or waive its right to receive any such shares or other instruments to the extent necessary or prudent to preserve its status as a REIT), to the extent permitted by applicable law; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.22  Australian Interest Withholding Tax.

(a)  MPT Australia hereby confirms that no prospective Lender whose name was disclosed to it before the Closing Date was known or suspected by it to be an Offshore Associate of MPT Australia or an Associate of any other prospective Lender.  MPT Australia will immediately advise the Administrative Agent and the Lenders if any prospective Lender disclosed to it after the Closing Date is known or suspected by it to be an Offshore Associate of MPT Australia or an Associate of any other prospective Lender.

(b)  BofA Securities, Inc., in its capacity as a joint lead arranger for the Facility, represents and warrants to MPT Australia that prior to the Closing Date: (i) it made invitations on behalf of MPT Australia to become a Lender under this Agreement to at least ten Persons (“Offerees”); (ii) its relevant officers who were involved on a day to day basis in syndicating the Facility (the “Officers”) believe that each Offeree, as at the date the relevant invitation was made to such Offeree, carried on the business of providing finance or investing or dealing in securities in the course of operating in financial markets; (iii) none of the Offerees are, to the knowledge of the Officers, Associates of any of the other Offerees, for the purposes of section 128F(3A)(a) of the Income Tax Assessment Act 1936 (Cth) (Australia); and (iv) it has not made offers to become a Lender under this Agreement to any Person whom its Officers know to be Offshore Associates of MPT Australia.

(c)  Each Lender represents and warrants to the Loan Parties that, if it received an invitation under paragraph (b) above, at the time it received the invitation it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

(d)  BofA Securities, Inc. and each Lender will provide to the Loan Parties when reasonably requested any factual information in its possession or which it is reasonably able to provide to assist the Loan Parties to demonstrate (based upon tax advice received by the Loan Parties) that section 128F of the Australian Tax Act has been satisfied where to do so will not, in the reasonable opinion of BofA Securities, Inc. or such Lender (as applicable), breach any law or regulation or any duty of confidence.

(e)  If, for any reason, the requirements of section 128F of the Australian Tax Act have not been satisfied in relation to interest payable on Loans (except to an Offshore Associate of the Loan Parties), then on request by the Administrative Agent, any Joint Lead Arranger or the Loan Parties, each party shall co-operate and take steps reasonably requested with a view to satisfying those requirements (a) where a Lender breaches paragraph (c) above, at the cost of that Lender or (b) in all other cases, at the cost of the Loan Parties.

(f)  The parties agree that this Agreement is a “syndicated facility agreement” for the purposes of section 128F(11)(a) of the Australian Tax Act.

10.23  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)  As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MEDICAL PROPERTIES TRUST, INC.

/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.
By: MEDICAL PROPERTIES TRUST, LLC, its general partner

By:By: MEDICAL PROPERTIES TRUST, INC., its sole member

/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

MPT AUSTRALIA REALTY TRUST

By: Evolution Trustees Limited (ABN 29-611-839-519), in its capacity as sole trustee of MPT Australia Realty Trust under section 127 of the Australian Corporations Act:

/s/ Rupert Smoker
Name:	Rupert Smoker
Title:	Director

/s/ Ben Norman
Name:	Ben Norman
Title:	[Company Secretary]

SYNDICATED FACILITY AGREEMENT

Solely with respect to Section 10.22(a) and Section 10.22(b):

BOFA SECURITIES, INC.

/s/ Philip Bearden
Name:	Philip Bearden
Title:	Managing Director

SYNDICATED FACILITY AGREEMENT

BANK, OF AMERICA, N.A., as Administrative Agent

/s/ Mary Lawrence
Name:	Mary Lawrence
Title:	AVP; Agency Management Officer

SYNDICATED FACILITY AGREEMENT

BANK OF AMERICA, N.A., as a Lender

/s/ H. Hope Walker
Name:	H. Hope Walker
Title:	Senior Vice President

SYNDICATED FACILITY AGREEMENT

CITIZENS BANK, N.A., as a Lender

/s/ Michelle Dawson
Name:	Michelle Dawson
Title:	Vice President

SYNDICATED FACILITY AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

/s/ Jaime Gitler
Name:	Jaime Gitler
Title:	VP

SYNDICATED FACILITY AGREEMENT

SUNTRUST BANK, as a Lender

/s/ John Cappellari
Name:	John Cappellari
Title:	Director

SYNDICATED FACILITY AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

/s/ Andrea S. Chen
Name:	Andrea S. Chen
Title:	Managing Director

SYNDICATED FACILITY AGREEMENT

BARCLAYS BANK PLC, as a Lender

/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

SYNDICATED FACILITY AGREEMENT

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

/s/ Karen Ramos
Name:	Karen Ramos
Title:	Managing Director

/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

SYNDICATED FACILITY AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

SYNDICATED FACILITY AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender

s/ Peter Trazzera
Name:	Peter Trazzera
Title:	Vice President

SYNDICATED FACILITY AGREEMENT

MUFG BANK, LTD., as a Lender

/s/ Yao Wong
Name:	Yao Wong
Title:	Vice President

SYNDICATED FACILITY AGREEMENT

ROYAL BANK OF CANADA, as a Lender

/s/ Brian Gross
Name:	Brian Gross
Title:	Authorized Signatory

SYNDICATED FACILITY AGREEMENT

COMPASS BANK, as a Lender

/s/ Keely W. McGee
Name:	Keely W. McGee
Title:	Senior Vice President

SYNDICATED FACILITY AGREEMENT